                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                           NETWORKS ASSOCIATES, INC.,

                      NETWORK ASSOCIATES TECHNOLOGY, INC.,

                      NETWORK ASSOCIATES INTERNATIONAL BV,

                   NETWORK ASSOCIATES (INDIA) PRIVATE LIMITED,

                       NETWORK ASSOCIATES JAPAN CO., LTD.

                                       AND

                       STARBURST TECHNOLOGY HOLDINGS INC.

                         EXECUTION DATE: APRIL 22, 2004

                                TABLE OF CONTENTS


                                                                                                        PAGE
                                                                                                        ----
Article I DEFINITIONS.................................................................................    1

         1.1      Definitions.........................................................................    1

Article II THE PURCHASE AND SALE OF ACQUIRED ASSETS...................................................   16

         2.1      Purchase and Sale...................................................................   16
         2.2      Acquired Assets and Excluded Assets.................................................   16
         2.3      Assumption of Certain Liabilities...................................................   18
         2.4      Contract Consents; Treatment of Retained Beneficial Contracts.......................   21
         2.5      Acquisition Consideration...........................................................   22
         2.6      Purchase Price Adjustment...........................................................   23
         2.7      Allocation of Consideration.........................................................   25
         2.8      Transfer Taxes......................................................................   25
         2.9      Divested Technology.................................................................   25
         2.10     Transferred Trade Secrets...........................................................   28

Article III IP LICENSES...............................................................................   28

         3.1      Licenses to Purchaser...............................................................   28
         3.2      Licenses to Sellers.................................................................   30
         3.3      Licensor Bankruptcy.................................................................   32
         3.4      Defensive Suspension................................................................   32
         3.5      License Transferability.............................................................   32
         3.6      Other Marks.........................................................................   33
         3.7      Trade Dress.........................................................................   33

Article IV THE CLOSING................................................................................   34

         4.1      Closing Date........................................................................   34
         4.2      Transactions To Be Effected at the Closing..........................................   34
         4.3      Risk of Loss........................................................................   34
         4.4      Taking of Necessary Action; Further Action..........................................   34

Article V REPRESENTATIONS AND WARRANTIES OF SELLERS...................................................   35

         5.1      Organization, Standing and Power....................................................   35
         5.2      Authority, Conflicts, Consents......................................................   35
         5.3      Business............................................................................   36
         5.4      Changes.............................................................................   36
         5.5      Tax Matters.........................................................................   38
         5.6      Restrictions on Business Activities.................................................   38
         5.7      Title to Properties; Absence of Liens and Encumbrances; Condition of Property.......   39
         5.8      Intellectual Property...............................................................   39
         5.9      Agreements, Contracts and Commitments...............................................   42
         5.10     Governmental Authorization..........................................................   44
         5.11     Litigation..........................................................................   44

         5.12     Employee Matters and Benefit Plans..................................................   44
         5.13     Labor Matters.......................................................................   45
         5.14     Insurance...........................................................................   46
         5.15     Compliance with Laws................................................................   47
         5.16     Sufficiency of Assets...............................................................   47
         5.17     Brokers.............................................................................   47
         5.18     Financial Matters...................................................................   47
         5.19     Related Party Transactions..........................................................   48
         5.20     Customers...........................................................................   48
         5.21     Financial Records...................................................................   48
         5.22     Environmental Matters...............................................................   49
         5.23     Real Property.......................................................................   49

Article VI REPRESENTATIONS AND WARRANTIES OF PURCHASER................................................   49

         6.1      Organization, Standing and Power....................................................   49
         6.2      Authority...........................................................................   49
         6.3      Financing...........................................................................   50

Article VII CONDUCT PRIOR TO CLOSING..................................................................   50

         7.1      Conduct of Business.................................................................   50
         7.2      Conduct Regarding Indian Employees..................................................   53
         7.3      Delivery of Financial Statements....................................................   53

Article VIII ADDITIONAL AGREEMENTS....................................................................   55

         8.1      Access to Information...............................................................   55
         8.2      Confidentiality.....................................................................   56
         8.3      Expenses............................................................................   58
         8.4      Public Disclosure...................................................................   58
         8.5      Sniffer Customer and Channel Partner Communication..................................   58
         8.6      Legal Requirements..................................................................   58
         8.7      Notification of Certain Matters.....................................................   58
         8.8      Employee Matters....................................................................   59
         8.9      Accounts Receivable; Inventory......................................................   62
         8.10     Post-Closing Assurances.............................................................   63
         8.11     Prohibition on Solicitation of Other Acquisition Offers.............................   63
         8.12     Non-Solicitation....................................................................   64
         8.13     Antitrust Regulatory Filings........................................................   65
         8.14     Tax Matters.........................................................................   66
         8.15     Patent Matters......................................................................   66

Article IX CONDITIONS TO THE ACQUISITION..............................................................   68

         9.1      Conditions to Obligations of Each Party to Effect the Acquisition...................   68
         9.2      Additional Conditions to Obligations of Sellers.....................................   68
         9.3      Additional Conditions to the Obligations of Purchaser...............................   69

Article X SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.................................   70

         10.1     Survival of Representations and Warranties..........................................   70
         10.2     Indemnification.....................................................................   70

Article XI TERMINATION, AMENDMENT AND WAIVER..........................................................   77

         11.1     Termination.........................................................................   77
         11.2     Effect of Termination...............................................................   78
         11.3     Amendment...........................................................................   78
         11.4     Extension; Waiver...................................................................   78

Article XII GENERAL PROVISIONS........................................................................   78

         12.1     Notices.............................................................................   78
         12.2     Interpretation......................................................................   80
         12.3     Counterparts........................................................................   80
         12.4     Entire Agreement; Assignment........................................................   80
         12.5     Severability........................................................................   80
         12.6     Governing Law; Mediation/Arbitration................................................   81
         12.7     Rules of Construction...............................................................   82
         12.8     Successors..........................................................................   82
         12.9     Specific Performance................................................................   82

                                INDEX OF EXHIBITS

Exhibits                                  Description
--------                                 ------------
Exhibit A                  Asset Schedule

Exhibit B                  Seller Disclosure Schedule

Exhibit C                  Form of Joint Letter to Sniffer Customers

Exhibit D                  Transition Services Agreement

Exhibit E                  McAfee OEM Agreement

Exhibit F                  Services Agreement

Exhibit G                  Infinistream OEM Term Sheet

                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of April 22, 2004 by and among (i) Starburst Technology Holdings Inc., a Delaware corporation ("Purchaser"), on the one hand; and (ii) Networks Associates, Inc., a Delaware corporation ("NAI"); Network Associates Technology, Inc., a Delaware corporation and a wholly owned subsidiary of NAI ("NATI"); Network Associates International BV, a Netherlands corporation and a wholly owned subsidiary of NAI ("NBV"); Network Associates (India) Private Limited, an Indian private limited company and a wholly owned subsidiary of NAI ("NAI India"); and Network Associates Japan Co., Ltd., a Japanese corporation and a wholly owned subsidiary of NAI ("NAI Japan") (each of NAI, NATI, NBV, NAI India and NAI Japan, a "Seller" and collectively the "Sellers"), on the other hand.

                                    RECITALS

      A. The Boards of Directors of NAI, NATI, NBV, NAI India, NAI Japan and Purchaser believe it is in the best interests of each company and their respective stockholders that Purchaser acquire (the "Acquisition") certain of Sellers' assets, liabilities and other rights constituting the Business (as defined below) that develops, manufactures and sells the Sniffer Products (as defined below) and, in furtherance thereof, have approved the Acquisition.

      B. Sellers and Purchaser desire to make certain representations and warranties and other agreements in connection with the Acquisition.

      NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the parties to this Agreement hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.1   Definitions.

      "Applicable Licensee" has the meaning set forth in Section 3.5 hereof.

      "Accounts Receivable" means the gross amounts of accounts and notes receivable attributable to the Business.

      "Acquired Assets" has the meaning set forth in Section 2.2(a) hereof.

      "Acquisition Proposal" has the meaning set forth in Section 8.11 hereof.

                       STARBURST ASSET PURCHASE AGREEMENT

      "Acquisition" has the meaning set forth in the recitals to this Agreement.

      "Affiliate" when used with respect to any Person from time to time, means any other Person at such time directly or indirectly controlling, controlled by or under common control with, such Person. As used in this definition of Affiliate, "control" means (i) the direct or indirect ownership of more than 50 percent of the total voting securities or other evidences of equity ownership interest of such Person or (ii) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

      "Annual Business Financial Statements" has the meaning set forth in
Section 7.3(a) hereof.

      "Applicable Licensee" has the meaning set forth in Section 3.5 hereof.

      "Asset Schedule" is attached hereto as Exhibit A.

      "Assigned Leases" has the meaning set forth in Section 2.2(a)(xii) hereof.

      "Assumed Liabilities" has the meaning set forth in Section 2.3 hereof.

      "Audited Financials" has the meaning set forth in Section 5.21 hereof.

      "Benefits Transition Date" has the meaning set forth in Section 8.8(d)(ii) hereof.

      "Business" means the creation, development, manufacture, support, enhancement, modification, sales, promotion, licensing and distribution activities and operations throughout the world that involve those products (i) on Section 1 of the Asset Schedule or (ii) those products under development for the Sniffer brands, and all business activities required in connection with the foregoing.

      "Business Contracts" means all Contracts between any Seller and any third Person that are related to the Business in any material respect.

      "Business Financial Statements" has the meaning set forth in Section 7.3(a) hereof.

      "Business Technology" means all Technology of any Seller that is: (i) Technology constituting or necessary for the creation, development, modification or maintenance of the Sniffer Products including the source and object code for the Sniffer Products, or (ii) Technology held for, used in, or necessary to, the operation of the Business.

      "Calculation" has the meaning set forth in Section 2.6(a) hereof.

      "Category 1 Technology" means (i) any Sniffer Software included in a product of the Retained Business as of the date hereof not in violation of Sellers' representation and warranty in Section 5.8(o) and (ii) Retained Technology.

                       STARBURST ASSET PURCHASE AGREEMENT

      "Category 2 Technology" means Divested Technology that is not Unlicensed
IP.

      "Claim" has the meaning set forth in Section 10.2(d)(i) hereof.

      "Claimant" has the meaning set forth in Section 10.2(d)(i) hereof.

      "Closing" has the meaning set forth in Section 4.1 hereof.

      "Closing Date" has the meaning set forth in Section 4.1 hereof.

      "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

      "Code" means the U.S. Internal Revenue Code of 1986, as amended.

      "Competitive Limitations" has the meaning set forth in Section 8.1(g) hereof.

      "Compliance Attorney" has the meaning set forth in Section 2.9(b) hereof

      "Conflict" has the meaning set forth in Section 5.2(b).

      "Confidential Information" means either or both Purchaser Confidential Information or Seller Confidential Information, as the context requires.

      "Contracts" means all written agreements, contracts, commitments, obligations, purchase orders and license, royalty or development agreements.

      "Control Affiliate" means, as to Purchaser or NAI, any Affiliate (i) of which at least 50 percent of the total voting securities or other evidences of equity ownership are held directly or indirectly by Purchaser or NAI, as applicable, or (ii) owning directly or indirectly at least 50 percent of the total voting securities of Purchaser or NAI, as applicable.

      "Copyrights" has the meaning set forth in the defined term "Intellectual Property Rights."

      "Covered Affiliates" has the meaning set forth in Section 2.9(a) hereof.

      "CPA Firm" has the meaning set forth in Section 2.6(c).

      "Customer" means (i) any Person (including distributors, OEMs and resellers) that purchased or licensed a Sniffer Product or related services from a Seller pursuant to a Business Contract (other than a shrink wrap or other similar agreement distributed with Sniffer Products) with any Seller or (ii) any end user or other Person that is recorded in the Customer List as a purchaser or licensee of a Sniffer Product.

      "Customer Contract" means any Business Contract between a Seller and any Customer with respect to the licensing or provision of Sniffer Products and/or Sniffer services.

                       STARBURST ASSET PURCHASE AGREEMENT

      "Customer List" means the list and other information (but not the database Software to the extent it is Infrastructure IP) of each Person to whom any of the Sellers has an ongoing obligation to provide customer support or maintenance with respect to the Sniffer Products.

      "Damages" means all demands, claims, claims for reimbursement, actions or causes of action, assessments, damages, losses, costs, expenses, liabilities, deficiencies, judgments, awards, fines, sanctions, penalties, interest (including prejudgment interest), charges and amounts paid in settlement, including the reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and agents and all such costs, fees and expenses incurred in defending against any of the foregoing or in enforcing this Agreement or the other Operative Documents. For purposes of calculating the amount of the foregoing damages, such damages (i) may be calculated based on lost profits or anticipated earnings but only to the extent permitted under applicable law governing the calculation of such damages and (ii) except as expressly provided for in Section 10.2(g) shall not include Special Damages. Anything in the immediately preceding sentence or Section 10.2(g) to the contrary notwithstanding (but subject to Sections 10.2(c) and (e)), in the event of any breach by any Seller of any representation or warranty in Article V or any covenant in Section 7.1 of this Agreement, the amount of Damages which the Purchaser Indemnified Parties will be deemed to have suffered will equal the sum of (i) the diminution in value of the Business resulting from the facts and circumstances giving rise to such breach as compared to the value of the Business had such breach not occurred and the applicable representation, warranty or covenant been true and correct plus (ii) the reasonable costs, fees and expenses incurred by the Purchaser Indemnified Parties in enforcing this Agreement in respect of such breach. For purposes of the immediately preceding sentence, any diminution in value will be measured as of the Closing Date (but take into account all the facts and circumstances relating to such breach) and be determined assuming that the value of the Business on the Closing Date equals the Purchase Price if all representations and warranties of the Sellers in
Article V are true and correct and that all covenants in Section 7.1 are complied with.

      "Decreased Amount" has the meaning set forth in Section 2.5(a) hereof.

      "Divested Technology" means the following Transferred Technology (except to the extent that any such Technology is also Retained Technology): (i) any Sniffer Software, (ii) manufacturing drawings, schematics, test fixtures, models, circuit boards, electronic components and other materials related to the design, testing and manufacture of Sniffer Products (including both current and prior versions, prototypes or forms of such products) that as of the date hereof or as of the Closing Date is or in the Ordinary Course of Business would be considered, Confidential Information of Sellers and (iii) any Technology specified in clause (B) of the definition of Material Divested Technology; provided, however, that Divested Technology shall not include those commercially available devices or copies of Software that are Sniffer Products used, or held for use, in the ordinary course of business consistent with past practice of the Retained Business as of the Closing Date, including the commercial versions of Sniffer Products listed on Section 9.2(c) of the Seller Disclosure Schedule.

                       STARBURST ASSET PURCHASE AGREEMENT

      "DOJ" means the Antitrust Division of the U.S. Department of Justice.

      "Employment Offer" has the meaning set forth in Section 8.8(a).

      "Environmental Laws" means any statute, code, law (including common law), regulation, ruling, decision, judgment, or order relating to protection of human health and the environment, including but not limited to: (a) pollution, contamination, cleanup, preservation, monitoring, assessment, or investigation of the environment, including natural resources; (b) public or employee health and safety; and (c) the handling, use, manufacture, storage, distribution, release, or disposal of any hazardous materials, hazardous substances, pollutants, or contaminants.

      "ERISA Affiliate" means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes any Seller, or that is a member of the same "controlled group" as any Seller pursuant to Section 4001(a)(14) of ERISA.

      "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

      "Excluded Assets" has the meaning set forth in Section 2.2(b) hereof.

      "Excluded Contract" means any Business Contract that is (i) not related primarily or exclusively to the Business, (ii) is a Customer Contract or Inbound IP Contract that is a Shared Contract, (iii) a Retained Beneficial Contract,
(iv) an Inbound IP Contract granting Sellers rights to any Retained IP, (v) an Infrastructure Contract, or (vi) listed in Section 3B of the Asset Schedule; provided, that none of the Business Contracts listed on Section 3D of the Asset Schedule shall be "Excluded Contracts" hereunder.

      "Excluded Liabilities" has the meaning set forth in Section 2.3(c) hereof.

      "Final Modified Working Capital Calculation" has the meaning set forth in
Section 2.6(e) hereof.

      "Form S-1" means a Form S-1 Registration Statement, or any equivalent successor registration form, under the Securities Act of 1933, as amended.

      "FTC" means the U.S. Federal Trade Commission.

      "GAAP" means United States generally accepted accounting principles applied in a manner consistent with the audited financial statements of NAI for the twelve months ending and as of December 31, 2003.

      "Governmental Entity" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, commission or instrumentality thereof, or any court or arbitrator (public or private).

                       STARBURST ASSET PURCHASE AGREEMENT

      "HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

      "Inbound IP Contracts" means any Business Contract pursuant to which a third Person grants to any Seller any right or license to any material IP, including any IP that is included or imbedded in any Sniffer Products.

      "Increased Amount" has the meaning set forth in Section 2.5(a) hereof.

      "Indemnitor" has the meaning set forth in Section 10.2(d)(i) hereof.

      "Independent Products" shall have the meaning set forth in Section 3.5 hereof.

      "Indian Assets" means the furniture and fixtures owned by the Sellers used in the conduct of the Business, and located, in Bangalore, India, including those items set forth in Section 6A of the Asset Schedule, but excluding the Indian Lab Equipment.

      "Indian Employees" means those Seller Employees located in India.

      "Indian Lab Equipment" means the equipment and software set forth in
Section 6B of the Asset Schedule.

      "Infrastructure Contract" means any Contract to which a Seller is a party pursuant to which a third Person provides or licenses Infrastructure IP to any Seller and that covers the Business but is not specific to the Business, including, for example, telecommunications services.

      "Infrastructure IP" means network or telecommunications Software and equipment, accounting Software, IT systems, desktop computer Software, database Software, general Software development or control systems, tools or environments and other general IT functionality provided under the Transition Services Agreement or otherwise used in the general operation of both the Business and the Retained Business. For the avoidance of doubt, Infrastructure IP (A) does not include any IP constituting or included in the Sniffer Products and (B) does not include any data or other information with respect to the Business contained in such Software, systems, tools, or environments ("Sniffer IT Data").

      "Intellectual Property Rights" means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor, and all reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries ("Patents"); (ii) trade secret rights and all other rights in or to confidential business or technical information ("Trade Secrets"); (iii) all rights in mask works, and all mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts architecture or topology throughout the world ("Mask Works"); (iv) all copyrights, copyrights registrations and applications therefor and all other similar or

                       STARBURST ASSET PURCHASE AGREEMENT
equivalent rights corresponding thereto throughout the world ("Copyrights"); (v) all rights in WWW addresses, uniform resource locators and domain names and applications and registrations therefor ("Internet Properties"); and (vi) any similar, corresponding or equivalent rights to any of the foregoing in the United States or anywhere else in the world (for example, data base rights and industrial design rights). Intellectual Property Rights specifically exclude (i) trade mark or similar rights in Marks ("Trademark Rights"), and (ii) contractual rights, including license grants.

      "Intercompany Agreements" has the meaning set forth in Section 5.19 hereof.

      "International Seller Employees" means any Seller Employee whose employment is primarily subject to the laws of any non-United States jurisdiction, and (i) who is identified by employee identification number as an International Seller Employee in Section 5.12(a) of the Seller Disclosure Schedule along with the name of the non-United States jurisdiction to which laws such individual's employment is primarily subject, or (ii) otherwise hired by Sellers to work primarily in the Business after the date of this Agreement in the Ordinary Course of Business.

      "Internet Properties" has the meaning set forth in the defined term "Intellectual Property Rights."

      "Inventory" means all raw materials, work-in-process, finished goods, supplies, packaging materials, parts, goods for sale and other inventories, whether or not in transit on the Closing Date that are used, intended to be used, or held for use primarily by or for the Business and that are owned by Sellers or their Affiliates.

      "IP" means Technology and the Intellectual Property Rights in Technology.

      "IRS" means the United States Internal Revenue Service.

      "Legally Mandated Benefits" has the meaning set forth in Section 5.12(c) hereof.

      "Liabilities" means any liabilities, debts or obligations of any nature, whether accrued, absolute, fixed, or contingent, liquidated, unliquidated or otherwise and whether due or to become due, and whether known or unknown.

      "Licensed Back Patents" means the Transferred Patents and any reissues, divisional, continuations or continuations in part of any of the Transferred Patents, and any Patents that may issue from or claim priority for such Patents, and foreign counterparts of any of the foregoing, that may be obtained by Purchaser or its successor following the Closing. Licensed Back Patents do not include any Patent that Purchaser may acquire from a third Person after the Closing Date.

      "Licensed IPR" means the Licensed Patents, the Other Licensed IPR, and Sellers' Intellectual Property Rights in the Licensed Infinistream Technology licensed under Section 3.1(c) hereof.

                       STARBURST ASSET PURCHASE AGREEMENT

      "Licensed Patents" means those Patents listed in Section 2B of the Asset Schedule, any reissues, divisional, continuations or continuations in part of any of such Patents and any Patents that may issue from or claim priority for such Patents, and foreign counterparts of any of the foregoing, that may obtained by Sellers or their respective successors following the Closing. Licensed Patents do not include any Patent that a Seller may acquire from a third Person after the Closing Date.

      "Licensed Infinistream Technology" means the Software and other Technology listed on Section 2K of the Asset Schedule as "Licensed Infinistream Technology" but not any Technology listed on Schedule 2H of the Asset Schedule as "Retained Technology."

      "Licensed Back Source Code" means the source code listed and designated as "Licensed Back Source Code" on Section 2J of the Asset Schedule.

      "Licensee" or "Licensor," as applicable, has the meaning set forth in
Section 3.3 hereof.

      "Liens" means all liens, charges, claims, security interests or other similar encumbrances of any kind incurred prior to the Closing except for Permitted Liens.

      "Litigation" has the meaning set forth in Section 5.11 hereof.

      "LOA Employee" has the meaning set forth in Section 8.8(a) hereof.

      "LOA Employee Transition Date" has the meaning set forth in Section 8.8(a) hereof.

      "Marks" means trademarks, service marks, logos, trade dress rights, and similar designations of origin.

      "Mask Works" has the meaning set forth in the defined term "Intellectual Property Rights."

      "Material Adverse Effect" means any change, event, violation, inaccuracy, circumstance or effect that is, or is reasonably expected to be, materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Business or on the ability of Sellers to consummate the transactions contemplated herein, except for those changes, events or effects (individually or in combination) that result from (i) the public announcement of or pendency of the Acquisition (including any reduction in sales of the Business or loss or termination of any Business employees to the extent arising from such announcement or pendency), (ii) changes affecting the network fault or applications performance industries generally (which changes do not disproportionately affect the Business), (iii) changes affecting the United States economy or foreign economies in any locations where any Seller has material operations or sales generally (which changes do not disproportionately affect the Business), (iv) compliance by Sellers with the terms of, or the taking of any action required or contemplated by, this Agreement, in each case to the extent such action is outside the Ordinary Course of Business, or (v) any terrorist acts, acts of war, natural disasters or health emergencies (which do not disproportionately affect the Business).

                       STARBURST ASSET PURCHASE AGREEMENT

      "Material Divested Technology" means (A) (i) Divested Technology that is Sniffer Software and (ii) other Divested Technology that if possessed and/or used by a competitor could reasonably be expected to adversely affect the Business, and (B) any derivative work of any Technology described in clause (A) that is created by or for Sellers or their Affiliates.

      "Material Sniffer Software" means all Sniffer Software other than Residual Sniffer Software.

      "Mediation/Arbitration Rules" has the meaning set forth in Section 12.6 hereof.

      "Modified Inventory" means the aggregate amount of Inventory on the date of determination; provided, however, that in calculating such total (a) returned, refurbished, to be repaired and other used Inventory, including 100% of the Getronics Inventory, in the aggregate shall not exceed $1.0 million, (b) Inventory held outside the United States will not exceed in the aggregate $7.0 million, and (c) to the extent any particular Inventory as of the Closing Date existed on December 31, 2003 but was not given any gross value for purposes of the calculation of Modified Working Capital as of December 31, 2003 included in
Section 5.18(b) of the Seller Disclosure Schedule, such Inventory will not be given any gross value for purposes of determining the Modified Working Capital as of the Closing Date.

      "Modified Working Capital" means, as of the date of determination, (x) the aggregate dollar value of Accounts Receivable and Modified Inventory (in each case without reserves), less (y) those items constituting Assumed Liabilities pursuant to Section 2.3(a)(i) (trade payables) and Sniffer Deferred Revenue, determined in each case in accordance with GAAP (excluding reserves in the cases of Accounts Receivable and Modified Inventory), provided that for purposes of calculating Modified Working Capital, the portion of Sniffer Deferred Revenue that is manual deferred revenue (excluding manual adjustments for Japan, Brazil and SAP 3.0) shall not be less than $8.0 million.

      "NDA" means collectively the Confidentiality Agreements entered into (i) by and between NAI and Silver Lake Technology Management L.L.C., dated January 6, 2004, and (ii) by and between NAI and TPG Partners III, L.P., dated January 7, 2004.

      "NAI's Officer Certificate" has the meaning set forth in Section 9.3(b) hereof.

      "Objection Notice" has the meaning set forth in Section 2.6(b) hereof.

      "Operative Documents" means this Agreement and the agreements, instruments and certificates delivered in connection with this Agreement, including the Transition Services Agreement.

      "Ordinary Course of Business" means the ordinary course of business for the Business consistent with past practice of the Sellers' operation of the Business.

      "Other Licensed IPR" means any Intellectual Property Rights (i) owned by any Seller that are neither Transferred Intellectual Property Rights nor licensed to Purchaser pursuant to a separate

                       STARBURST ASSET PURCHASE AGREEMENT
agreement between the parties hereto entered into in connection this Agreement, and that are Intellectual Property Rights (other than Patents) embodied by or manifested in the Transferred Technology or the Shared Technology, or (ii) listed in Section 2D of the Asset Schedule; provided, however, that Other Licensed IPR shall not include Intellectual Property Rights in the Licensed Infinistream Technology.

      "Other Marks" means the Marks or other terms listed in Section 2I of the Asset Schedule.

      "Outbound IP Contracts" means any Business Contract pursuant to which a Seller grants any third Person a right or license to any material Transferred IP, other than Customer Contracts.

      "Patents" has the meaning set forth in the defined term "Intellectual Property Rights."

      "Permits" means all permits, licenses, franchises, approvals and authorizations by Governmental Entities related primarily to the Business including those listed in Section 5 of the Asset Schedule.

      "Permitted Liens" means (i) statutory or common law liens to secure obligations to landlords, lessors or renters under any Transferred Contract,
(ii) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for non-employee labor, materials or suppliers, and (iii) liens for Taxes not yet due and payable, or being contested in good faith and for which adequate reserves have been established.

      "Person" means any corporation, partnership, joint venture, limited liability company, organization, entity, association, business trust or natural person.

      "Post-Closing Period Taxes" means Taxes relating to the Business or Acquired Assets that are attributable to the Post-Closing Period, including any Taxes attributable to the Straddle Period that are allocated to the Post-Closing Period in accordance with the definition of Pre-Closing Period Taxes below.

      "Post-Closing Period" means any taxable period or portion of a period that begins after the Closing Date.

      "Pre-Closing Period Taxes" means Taxes relating to the Business or Acquired Assets that are attributable to the Pre-Closing Period; provided that with respect to the Straddle Period, Taxes and Tax items will be allocated between the Pre-Closing Period and the Post-Closing Period by closing the books at the end of the Closing Date, except that Taxes and Tax items of a periodic nature, such as property taxes or depreciation allowances calculated on an annual basis, shall be allocated by apportioning a pro rata portion of such Taxes to each day in the relevant Straddle Period.

      "Pre-Closing Period" means any taxable period or portion of a period that begins on or before the Closing Date and ends on the Closing Date.

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                                                                            -10-

      "Prime Technology" means any Business Technology that is primarily held for or used primarily in the Business including (i) Business Technology used primarily in the creation, development, modification or maintenance of Sniffer Products (including both current and prior versions, prototypes or forms of such products), (ii) all Technology that is included in or constitutes the Sniffer Products (including both current and prior versions or forms of such products and the Software therefore), (iii) all Technology (including documentation) as the same exist as of the Closing Date that constitutes or is primarily related to a Sniffer Product under development as of the Closing Date; and (iv) the items identified in Section 2G of the Asset Schedule. Any Technology that is not capable of being copied (such as hardware) that is primarily related to the Business shall be deemed Prime Technology and not Shared Technology. For avoidance of doubt the Prime Technology shall include all materials of Sellers used primarily in the operation or conduct of the program of Sellers' known as "Sniffer University."

      "Purchase Price" has the meaning set forth in Section 2.5(a) hereof.

      "Purchaser Indemnified Parties" has the meaning set forth in Section 10.2(a) hereof.

      "Purchaser Confidential Information" has the meaning set forth in Section 8.2(a) hereof.

      "Purchaser Officer's Certificate" has the meaning set forth in Section 9.2(b) hereof.

      "Purchaser Representatives" means Purchaser's accountants, legal counsel and other representatives.

      "PWC" means PricewaterhouseCoopers LLP, or such other nationally recognized accounting firm mutually agreeable to NAI and Purchaser.

      "Qualified Joint Venture" means any Person, now or hereafter existing, in which a party owns or controls (either directly or indirectly) at least: (i) the direct or indirect right, on an ongoing basis, to receive and share in more than thirty percent (30%) of the net profits and losses, respectively, of a Person; and (ii) if such Person has voting shares or other voting securities, more than thirty percent (30%) of the outstanding shares or securities entitled to vote for the election of directors or similar managing authority, or if such Person does not have voting shares or other voting securities, more than thirty percent (30%) of the ownership interest that represents the right to make decisions for such Person of the type and nature that would be made by the holders of the voting shares or other voting securities of such Person were such Person to have voting shares or other voting securities.

      "Quarterly Business Financial Information" has the meaning set forth in
Section 7.3(a) hereof.

      "Reference Modified Working Capital Amount" has the meaning set forth in
Section 2.5(a) hereof.

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                                                                            -11-

      "Registered IP" means (i) issued Patents and Patent applications (including provisional applications); (ii) Mark registrations and applications to register Marks; (iii) registered Copyrights and applications for Copyright registration; (iv) Internet Property registrations; and (v) Mask Work registrations and applications to register Mask Works.

      "Registered Other Marks" means the trademarks listed in Section 2P of the Asset Schedule.

      "Residual Sniffer Software" means Sniffer Software that includes no more than 2.5% (measured by number of lines of functional source code) of the total functional source code of any Sniffer Product, including linked
Sniffer-proprietary code, but excluding linked third-party code.

      "Residual Information" has the meaning set forth in Section 8.2(c) hereof.

      "Retained Beneficial Contract" means any (i) Business Contract which would otherwise fall within the definition of a Transferred Contract but for the fact that Sellers have not received the necessary consent to assign or transfer such Business Contract to Purchaser as of the Closing, or (ii) Customer Contract that does not relate exclusively to the Business, or (iii) Business Contract listed in Section 3C of the Asset Schedule.

      "Retained Business" means any business operations or activities of Sellers or their Affiliates other than those businesses, operations and activities of Sellers constituting the Business as of the Closing Date.

      "Retained Intellectual Property Rights" means all Intellectual Property Rights that are not Transferred Intellectual Property Rights.

      "Retained IP" means Retained Technology and Retained Intellectual Property Rights.


      "Retained Technology" means all Business Technology that is: (i) Infrastructure IP, (ii) not Prime Technology, (iii) Shared Technology, or (iv) that is listed in Section 2H of the Asset Schedule. Any Technology that is not capable of being copied (such as hardware) that is not primarily related to the Business shall be deemed Retained Technology and not Shared Technology.

      "SEC" means the U.S. Securities and Exchange Commission.

      "Second Closing" means the date on which the Indian Employees are transferred to Purchaser or its designated Affiliate as contemplated in Section
4.5 hereof.

      "Second Closing Amount" has the meaning set forth in Section 4.5 hereof.

      "Seller Authorizations" means each Permit issued to Sellers by a Governmental Entity and related primarily to the Business which is required for the operation of the Business or the ownership of the Acquired Assets.

      "Seller Confidential Information" has the meaning set forth in Section 8.2(b) hereof.

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                                                                            -12-

      "Seller Disclosure Schedule" is attached hereto as Exhibit B.

      "Seller Employee Benefit Plan" has the meaning set forth in Section 5.12(c) hereof.

      "Seller Employees" means those Seller employees listed in Section 5.12(a) of the Seller Disclosure Schedule and those employees hired by Sellers to work primarily in the Business after the date of this Agreement in the Ordinary Course of Business.

      "Seller Indemnified Parties" has the meaning set forth in Section 10.2(b) hereof.

      "Seller Severance Arrangements" has the meaning set forth in Section 5.12(a) hereof.

      "Sellers' knowledge" or "knowledge of Sellers" means the actual knowledge after due inquiry of Raymond Smets, Bakul Mehta and Richard Morris; provided, that solely for purposes of (i) Section 5.21 hereof, such term shall mean the actual knowledge after due inquiry of Stephen C. Richards and Brian Colbeck, and
(ii) Section 5.8(o) hereof, such term shall mean the actual knowledge after due inquiry of Christopher Bolin, Bakul Mehta and Richard Morris.

      "Shared Contract" means a Business Contract relating both to the Business and to the Retained Business.

      "Shared Technology" means, (i) other than Material Sniffer Software, copies of Prime Technology but only to the extent that copies of such Prime Technology (for example, Software or documents) exist and are used or held for use in the Retained Business by Sellers in the ordinary course of business consistent with past practice of the Retained Business as of the date hereof and not in violation of the representation and warranty in Section 5.8(o), (ii) Business Technology that is not Prime Technology but only to the extent that copies of such Business Technology (for example, Software or documents) exist and are used or held for use by the Business in the ordinary course of business consistent with past practice of the Retained Business as of the date hereof,
(iii) Licensed Infinistream Technology and (iv) any other items listed in
Section 2C of the Asset Schedule. Notwithstanding the foregoing, the Prime Technology referred to in Section 2.9(f) will not be considered Shared Technology.

      "Sniffer Deferred Revenue" has the meaning set forth in Section 5.18(c) hereof.

      "Sniffer IT Data" has the meaning set forth in the definition of "Infrastructure IP."

      "Sniffer Products" means the products set forth in Section 1 of the Asset Schedule as either (i) the products sold, offered for sale or supported by the Business as of the date hereof, or (ii) the products developed or under development and reduced to tangible form by the Business as of the date hereof but which have not been sold or offered for sale prior to the date hereof.

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                                                                            -13-

      "Sniffer Software" means all source code and other documentation that contains or embodies source code, or from which source code can be derived, for any Sniffer Product (including for this purpose both current and prior versions, prototypes and forms of such products).

      "Software" has the meaning set forth in the defined term "Technology."

      "Special Damages" means Damages that are incidental damages, indirect damages, special damages, punitive damages or consequential damages.

      "Special Seller Breaches" and "Special Purchaser Breaches" have the meanings set forth in Section 10.2(g) hereof.

      "Specified Contract" has the meaning set forth in Section 5.9(a) hereof.

      "Spin Out" has the meaning set forth in Section 3.1(a)(ii) hereof.

      "Straddle Period" means any taxable period that begins before and ends after the Closing Date.

      "Stub Business Financial Statements" has the meaning set forth in Section 7.3(a) hereof.

      "Sublicensee" and "Sublicensor" have the meanings set forth in Section 3.4 hereof.

      "Tax Affiliate" of any Person means any affiliate of said Person that was included or includable in a Tax Return in which such Person was included as a member.

      "Tax Returns" means all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Tax" or Taxes" has the meaning set forth in Section 5.5(a) hereof.

      "Technology" means any and all of the following tangible items or things, in any format, but specifically excluding any Intellectual Property Rights therein or thereto: (i) computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), application program interfaces, development toolkits, design tools, user interfaces, programmer's guides and manuals, user guides and manuals, and related documentation, ("Software"); (ii) computer hardware; (iii) product prototypes, test fixtures, models, circuit boards, electronic components, drawings, blueprints and schematics, other tangible technology associated with the design, manufacture testing and maintenance of electronic hardware; (iv) processes, designs techniques, developments, know-how and invention disclosures,
(v) any documents and materials containing Trade Secrets and confidential information of a Person, including invention disclosures, including analyses and research; (vi) databases and data collections; (vii) materials used to develop, test, promote, market, distribute, enhance, modify, maintain, and/or support or train users with

                       STARBURST ASSET PURCHASE AGREEMENT
respect to, products; (viii) recordings and other works of authorship; and (ix) any media on which any of the foregoing is recorded, and any other tangible embodiments or copies of any of the foregoing.

      "Trade Secrets" has the meaning set forth in the defined term "Intellectual Property Rights."

      "Trademarked Assets" has the meaning set forth in Section 8.9(c) hereof.

      "Transactions" has the meaning set forth in Section 8.2 hereof.

      "Transfer Regulations" means any foreign, federal, state or local statute, law, regulation, order, judicial opinion, other authority or operation of law governing the employment of the International Seller Employees.

      "Transfer Taxes" means all sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer or other similar taxes, customs duties or governmental fees.

      "Transferred Contracts" means any Business Contract relating primarily or exclusively to the Business (other than any Excluded Contract or any Shared Contract listed on Section 3A of the Asset Schedule) that is (i) transferable by any Seller to Purchaser in accordance with this Agreement without the consent of a third Person, or (ii) if consent of a third Person is required, for which consent has been obtained prior to Closing, or subsequent to Closing as provided in Section 2.4 hereof, provided, that the Business Contracts listed on Section 3D of the Asset Schedule shall specifically be included in this definition of "Transferred Contracts."

      "Transferred Copyrights" means the Copyrights in the works of authorship (or any other tangible in which a Copyright may subsist) included in Prime Technology.

      "Transferred Intellectual Property Rights" means the (i) Transferred Patents, (ii) Transferred Marks, (iii) Transferred Copyrights, (iv) the Transferred Mask Works, (v) the Transferred Internet Properties, (vi) the Transferred Trade Secrets, and (vii) other Intellectual Property Rights of Seller listed in Section 2D of the Asset Schedule.

      "Transferred Internet Properties" means the Internet Properties listed in
Section 2M of the Asset Schedule.

      "Transferred IP" means the Transferred Technology and the Transferred Intellectual Property Rights.

      "Transferred Marks" means the Marks listed in Section 2E of the Asset Schedule.

      "Transferred Mask Works" means the Mask Works listed in Section 2N of the Asset Schedule.

      "Transferred Patents" means the Patents listed in Section 2A of the Asset Schedule.

                       STARBURST ASSET PURCHASE AGREEMENT

      "Transferred Registered Copyrights" means the Copyrights listed in Section 2O of the Seller Asset Schedule.

      "Transferred Technology" means all Business Technology that is (i) Prime Technology, (ii) Shared Technology, (iii) Licensed Back Source Code, or (iv) is otherwise set forth in Section 2F of the Asset Schedule as Transferred Technology.

      "Transferred Trade Secrets" means the Trade Secret rights of Sellers' in the Prime Technology.

      "Transition Services Agreement" means the Transition Services Agreement dated the date of this Agreement and entered into by Purchaser and NAI.

      "Transitioning Employees" have the meaning set forth in Section 8.8(a) hereof.

      "Unlicensed IP" means (i) all Material Sniffer Software, (ii) any Divested Technology (including Residual Sniffer Software) retained by Sellers in breach of Section 2.9, and (iii) all Copyrights and Trade Secrets embodied in either or both of the foregoing "(i)" and "(ii)".

      "WARN" means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

      "Welfare Benefits" has the meaning set forth in Section 8.8(d)(iii) hereof.

                                   ARTICLE II
                    THE PURCHASE AND SALE OF ACQUIRED ASSETS

      2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, each Seller hereby agrees to sell, assign, transfer, convey and deliver to Purchaser effective as of the Closing, and Purchaser hereby agrees to purchase, assume and acquire, effective as of the Closing, the Acquired Assets.

      2.2   Acquired Assets and Excluded Assets.

            (a) The term "Acquired Assets" means all right, title and interest of each Seller on the Closing Date in the following assets and other rights (but only those Intellectual Property Rights as specifically listed below), except to the extent such assets or other rights constitute Excluded Assets:

                  (i) the rights and benefits of any Seller under the Transferred Contracts;

                  (ii)  the Transferred Technology;

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                                                                            -16-

                  (iii) the Transferred Intellectual Property Rights, including the rights of Sellers to recover past damages for the infringement, impairment, misappropriation or violation of any Transferred Intellectual Property Rights;

                  (iv) the goodwill of the Business appurtenant to or symbolized by the Transferred Marks and/or the Transferred Internet Properties;

                  (v)   Permits to the extent legally transferable by Sellers;

                  (vi)  Inventory;

                  (vii) the Customer List and any other Sniffer IT Data;

                  (viii) all furniture, fixtures, machinery and equipment owned by Sellers and used primarily in the Business, including that which is listed in
Section 4 of the Asset Schedule (as such Section 4 may be updated to add assets as of the Closing, subject to the approval of Purchaser) but excluding any Infrastructure IP, the Indian Assets or non-copyable computer hardware that is not Inventory (the transfer of any such computer hardware will be subject to the more specific provisions contained in the definition of "Transferred Technology");

                  (ix) all Accounts Receivable outstanding on or after the opening of Business on the Closing Date; and

                  (x) to the extent not already included in the Transferred Technology (A) copies of all books and records (other than income Tax Returns and employment files or personnel records relating to the Seller Employees) pertaining to the Business or Acquired Assets, including but not limited to all books of account, journals and ledgers, files, correspondence, memoranda, maps, plats, suppliers lists, customer lists, catalogs, promotional materials, machinery diagrams and plans, (B) copies of all books, records and other materials pertaining to the Business or Acquired Assets provided by any Seller to Purchaser in connection with Purchaser's due diligence investigation of the Business and Acquired Assets or otherwise in connection with the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, excluding in each case such books, records and materials that exclusively relate to the Excluded Liabilities or the Retained Business, and (C) originals of the Transferred Contracts, to the extent existing in Sellers' files;

                  (xi) all of Sellers' rights, claims, counterclaims, cross claims, credits, causes of action, rights of set-off against third parties, rebates or refunds to the extent relating to the Acquired Assets, the Business or the Assumed Liabilities, including unliquidated rights under manufacturers' and vendors' warranties;

                  (xii) the leasehold interests of Sellers as listed in Section 7 of the Asset Schedule (the "Assigned Leases"); and

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                                                                            -17-

                  (xiii) all other assets and rights of the Sellers used primarily in the conduct of the Business that are (A) not of a category or type described in the foregoing clauses (i) through (xii) or (B) Excluded Assets.

            (b) Sellers will retain and not transfer the Excluded Assets. The term "Excluded Assets," collectively, means:

                  (i) all rights of Sellers under this Agreement and the other Operative Documents;

                  (ii) except as provided in Section 2.2(a)(x), all records prepared by Sellers in connection with the Acquisition;

                  (iii) all cash on hand and cash equivalents of any Seller;

                  (iv) all rights arising from the Excluded Liabilities (including Tax refunds and credits relating to Pre-Closing Period Taxes);

                  (v) all Indian Assets and all other furniture, fixtures, machinery and equipment not used primarily in the Business, and all computer hardware not included in Transferred Technology, unless listed in Section 4 of the Asset Schedule;

                  (vi) all Excluded Contracts and any rights of Sellers under such Excluded Contracts;

                  (vii) all assets and other rights sold or otherwise disposed of not in violation of any provisions of this Agreement during the period from the date hereof until the Closing;

                  (viii) the Retained Technology (other than the Shared Technology) and Retained Intellectual Property Rights and all rights of Sellers therein;

                  (ix) all interests of Sellers in real property and any leasehold interests in real property of each Seller, other than the Assigned Leases; and

                  (x) all Technology listed on Section 2H of the Asset Schedule as "Excluded Technology," and all Intellectual Property Rights (other than Patents and Trademark Rights) therein.

      2.3   Assumption of Certain Liabilities.

            (a) Purchaser hereby assumes, effective as of the Closing Date, the following Liabilities, which shall be the "Assumed Liabilities":

                  (i) (A) all trade account payables to the extent attributable to the Business which are listed in Section 8 of the Asset Schedule, and (B) those trade account payables to the

                       STARBURST ASSET PURCHASE AGREEMENT
extent attributable to the Business and incurred in the Ordinary Course of Business in accordance with the terms hereof after the date of this Agreement and on or before the Closing, excluding in each case any accounts payable to Sellers or their Affiliates;

                  (ii) all Liabilities, other than those that are Excluded Liabilities pursuant to Section 2.3(c)(ii), required to be performed or accruing on or after the Closing Date under the Transferred Contracts included in the Acquired Assets (or under any Customer Contract to the extent provided in Section 2.4), including (A) all related implementation, consulting, customer service, product return and warranty obligations and (B) for these purposes, any and all obligations as provided for under Section 2.4 below;

                  (iii) the Liabilities of any Seller for accrued paid time off of the Transitioning Employees where such Liability can be assumed by Purchaser pursuant to applicable law; provided, however, that with respect to the Indian Employees such Liabilities for accrued paid time off shall be assumed, to the extent permissible by applicable law, on or after the Second Closing;

                  (iv)  any Liabilities for Post-Closing Period Taxes;

                  (v) any Liabilities accruing on or after the Closing Date relating to, arising out of, or resulting from the employee agreements listed on
Section 8.8(b) of the Seller Disclosure Schedule between Sellers and an International Seller Employee who becomes a Transitioning Employee, which the Transfer Regulations shall require be assumed by Purchaser or an Affiliate of Purchaser, other than any such Liability arising from any breach of any such agreement attributable to any acts or omissions of a Seller occurring on or prior to the Closing Date; provided, however, that any Liability associated with the Purchaser's inability to comply with the Transfer Regulations or other employment requirements necessary to retain the services of the International Seller Employees as employees of Purchaser or any Affiliate of Purchaser shall constitute an Assumed Liability. Any Liabilities described in the immediately preceding clause that may arise with respect to the Indian Employees shall not constitute an Assumed Liability until the Second Closing; and

                  (vi) except for those Liabilities disclosed in Section 2.3(a)(vi) of the Seller Disclosure Schedule, any severance Liability (v) with respect to any Seller Employee who becomes a Transitioning Employee, incurred as a result of actions by the Purchaser on or after the Closing Date, (w) with respect to any International Seller Employee whose individual employment agreement is not assumed by Purchaser pursuant to the Transfer Regulations, incurred on or after the date hereof, (x) with respect to any International Seller Employee whose individual employment agreement is assumed by Purchaser pursuant to the Transfer Regulations, incurred on or after the time of such assumption, or (y) with respect to any International Seller Employee who does not have an individual employment agreement, incurred on or after the date hereof. For avoidance of doubt, Purchaser does not and shall not be deemed to have assumed any Liability for any amount paid by NAI in connection with the consummation of the Acquisition pursuant to a cash bonus plan or bonus arrangement implemented in connection with the Acquisition or for any other amount paid by NAI

                       STARBURST ASSET PURCHASE AGREEMENT
to any Seller Employee on account of the Acquisition. Notwithstanding any of the foregoing, any severance Liability assumed by Purchaser pursuant to the foregoing with respect to the Indian Employees shall not constitute an Assumed Liability until the Second Closing. If a Seller Employee remains an employee of any Seller following the Closing or such employee becomes an employee of any Seller within six (6) months of the Closing (and such Seller Employee was not a Transitioning Employee who was terminated by Purchaser on or after the Closing), and (B) such Seller Employee received severance from Purchaser, Sellers shall reimburse Purchaser for the amount of such severance paid to such Seller Employee. In the case of the Indian Employees, the foregoing in the immediately preceding sentence shall apply with respect to the Indian Employees upon the Second Closing.

            (b) Notwithstanding the foregoing, the Assumed Liabilities shall not include any Excluded Liabilities.

            (c) Notwithstanding anything to the contrary in this Agreement, Purchaser shall not and does not hereby assume any Liabilities of the Sellers (or any Affiliates of the Sellers), whether relating to the Business, the Acquired Assets or otherwise, other than the Assumed Liabilities (all such Liabilities other than the Assumed Liabilities are collectively referred to herein as the "Excluded Liabilities"). Excluded Liabilities shall include the following:

                  (i) any Liability of any Seller not stated to be assumed pursuant to Section 2.3(a);

                  (ii) any Liability arising from any breach of a Transferred Contract prior to the Closing Date;

                  (iii) any Liability of any Seller, or any Tax Affiliate, in respect of income Taxes and Pre-Closing Period Taxes other than income Taxes;

                  (iv) any Liability relating to or arising under or in connection with any litigation of the type described in Section 5.11 hereof (without regard to the Material Adverse Effect qualification set forth in Section 5.11 hereof or the limitation of such representation to the date hereof);

                  (v) except as provided in Section 2.3(a)(iii), (v) or (vi), any Liability of any Seller relating to or arising under or in connection with any Seller Employee Benefit Plan or in respect of any current or former employee of any Seller, including any Seller Employee or relating to or arising either in connection with any actual or constructive termination of the employment of any such Seller Employee with any Seller and any transaction bonus or other compensation payable as a result of the consummation of the transactions contemplated hereby;

                  (vi) any obligation or liability under WARN for employees of any Seller, including the Seller Employees, relating to the transactions contemplated hereby as a result of actions by Sellers as of the Closing, or liabilities under COBRA for any Seller Employees;

                       STARBURST ASSET PURCHASE AGREEMENT

                  (vii) any obligation or liability to the extent attributable to an Excluded Asset except as provided for in Section 2.4(c) hereof;

                  (viii) any obligation or liability of any Seller with respect to any Retained Beneficial Contract except as expressly set forth in Section 2.4(c) hereof;

                  (ix) any obligation or liability related to any Intercompany Agreement;

                  (x) any obligation or liability related to (a) any indebtedness for borrowed money or (b) any guaranty, endorsement or securitization;

                  (xi) other than the Assumed Liabilities, any Liability arising from the ownership or use of the Acquired Assets or the conduct of the Business before the Closing Date; and

                  (xii) any channel incentives or other distribution discounts attributable to the period prior to the Closing Date (except to the extent funded by Sellers pursuant to Section 8.9(b)).

            (d) Each Seller agrees to pay, perform and discharge prior to the Closing, all Liens except for Permitted Liens.

      2.4   Contract Consents; Treatment of Retained Beneficial Contracts.

            (a) Consents. Sellers shall use reasonable commercial efforts (without the expenditure, in the aggregate, of significant personnel resources or any out-of-pocket payments to third parties to obtain third-party consents) to obtain the consents set forth on Section 2.4(a) of the Seller Disclosure Schedule necessary to transfer to Purchaser at the Closing those Business Contracts that would be Transferred Contracts were such consent to be obtained. Prior to the Closing, Sellers will consult with Purchaser with respect to the obtaining of such consents, will keep Purchaser apprised of the status thereof and will allow Purchaser to participate in any discussions or negotiations relating to such consents. In obtaining such consents, Sellers will not agree to any material modifications of any material terms of such Contracts without the consent of Purchaser. If Sellers are not able to obtain any such required consents as of the Closing, upon the request of Purchaser during the 18-month period from the Closing Date, Sellers will use reasonable commercial efforts (without the expenditure, in the aggregate, of significant personnel resources or any out-of-pocket payments to third parties to obtain third-party consents) to obtain such consents necessary to transfer such Business Contracts to Purchaser (and upon transferring any such Business Contract to Purchaser after obtaining the necessary consents, such Contract shall be considered a Transferred Contract under this Agreement). To the extent Sellers are unable to obtain any consents to the transfer of any Business Contract that would be a Transferred Contract were such consent obtained, such Business Contract shall be a Retained Beneficial Contract. Purchaser agrees that it is primarily responsible following the Closing for entering into any new Contracts with respect to the Business with the counterparties to any Shared Contracts not transferred to Purchaser, but Sellers agree (without the expenditure, in the aggregate, of significant personnel resources or any out-of-pocket

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

payments to third parties) that with respect to any Shared Contracts (other than any Inbound IP Contract that is a Shared Contract, an Inbound IP Contract granting Sellers rights to any Retained IP, Infrastructure Contract, or Contract listed on Section 3B of the Asset Schedule), upon the request of Purchaser, it shall assist Purchaser in entering into new Contracts with respect to the Business with the counterparties to such Shared Contracts to replace such Shared Contracts, such new Contracts to be effective after Closing.

            (b) Benefits Under Retained Beneficial Contracts. To the extent that a Retained Beneficial Contract is not transferred to Purchaser as of the Closing, at the request of Purchaser during the 18-month period from the Closing Date, Sellers will use reasonable commercial efforts (without the expenditure, in the aggregate, of significant personnel resources or any out-of-pocket payments to third parties to obtain third-party consents) to provide to Purchaser the benefits of such Retained Beneficial Contract as related to the Business for the term thereof (pursuant to an arrangement as shall be reasonably mutually acceptable to Purchaser and Sellers), including (x) providing Purchaser with the economic benefits of such Retained Beneficial Contract as related to the Business, (y) cooperating with Purchaser in any lawful arrangement designed to provide such benefits of such Retained Beneficial Contract or applicable portion thereof to Purchaser, and (z) enforcing, at the request and expense of and for the benefit of Purchaser, any rights of Sellers arising from any such Retained Beneficial Contract or applicable portion thereof.

            (c) Purchaser Obligations. To the extent that and for the period in which Purchaser is provided the benefits of any Retained Beneficial Contract after the Closing in accordance with the foregoing Section 2.4(b), (i) Purchaser shall perform the obligations of Sellers thereunder to the extent they relate to the benefits received by Purchaser and would constitute Assumed Liabilities if assignment occurred, (ii) Purchaser agrees to pay, perform and discharge, and defend and indemnify Sellers against, and hold Sellers harmless from, all Liabilities of Sellers under such Contract (or applicable portion thereof) to the extent such Liabilities relate to the benefits to be received by Purchaser and would constitute Assumed Liabilities if assignment occurred and relating to such performance or failure to perform and, in the event of a failure to have satisfied such indemnity obligation, Sellers shall cease to be obligated under this Section 2.4 with respect to such agreement or applicable portion thereof which are the subject of such failure, and (iii) Purchaser and Sellers shall enter into such arrangements at Purchaser's expense as are reasonably necessary to permit such Seller to perform such responsibilities on behalf of Purchaser.

            (d) Requirement to Close. The failure by any Seller to assign at Closing any Business Contract or relevant portion thereof because a consent necessary to effect such assignment has not been obtained shall not relieve any of the parties hereto from its respective obligations to consummate the transactions contemplated by this Agreement.

      2.5   Acquisition Consideration.

            (a) The purchase price for the Acquired Assets (the "Purchase Price") shall be two hundred seventy-five million dollars ($275,000,000), plus or minus, as applicable, the amount

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

by which Modified Working Capital on the opening of business on the Closing Date (as set forth in the Final Modified Working Capital Calculation) is more than or less than $29,600,000 (the "Reference Modified Working Capital Amount"). The Modified Working Capital calculation as of the opening of business on the Closing Date shall be set forth in the NAI's Officer Certificate delivered on the Closing Date pursuant to Section 9.3(b) hereof, and is subject to review and recalculation pursuant to Section 2.6 hereof. If the Modified Working Capital calculation as of the opening of business on the Closing Date results in a reduction of the Purchase Price, such dollar difference shall be referred to as the "Decreased Amount"; if the Modified Working Capital calculation as of the opening of business on the Closing Date results in an increase in the Purchase Price, such dollar difference shall be referred to as the "Increased Amount."

            (b) Purchaser shall pay the Purchase Price, minus one hundred thousand dollars ($100,000), in cash or immediately available funds to the Sellers on the Closing Date by electronic wire transfer to an account or accounts of Sellers designated by NAI at least three (3) days prior to the Closing Date, provided that if there is any Decreased Amount, the Purchase Price shall be reduced by such amount payable to Sellers on the Closing Date. If there is any Increased Amount, Purchaser shall pay such Increased Amount in cash or immediately available funds to Sellers no later than fifteen (15) business days after the Closing Date. Purchaser shall pay the Second Closing Amount pursuant to the terms of Section 4.5 hereof.

      2.6   Purchase Price Adjustment.

            (a) Within thirty (30) days after the Closing Date, Purchaser (with the assistance of NAI to the extent requested by Purchaser) will, at its own expense, review the calculation of Modified Working Capital as of the opening of business on the Closing Date delivered by NAI at the Closing. Upon completion of such review, if Purchaser determines that NAI's calculation of Modified Working Capital was in error, as calculated in accordance with GAAP and the terms of this Agreement, then Purchaser shall deliver to NAI its revised calculation of such Modified Working Capital amount (the "Calculation").

            (b) NAI may, within ten (10) business days after delivery of the Calculation, deliver a notice to Purchaser disagreeing with Purchaser's calculation of the Modified Working Capital as of the opening of business on the Closing Date (an "Objection Notice"). If Purchaser does not receive an Objection Notice within such 10-business day period, the Modified Working Capital amount set forth in the Calculation pursuant to Section 2.6(a) shall be deemed to have been accepted by NAI and shall become binding upon Purchaser and Sellers. The Objection Notice shall specify those items and amounts as to which NAI proposes changes, including an explanation in reasonable detail of the basis on which NAI proposes such changes, and Sellers shall be deemed to have agreed with all other items and amounts contained in the Calculation.

            (c) If an Objection Notice shall have been timely received by Purchaser pursuant to Section 2.6(b), Purchaser shall then have ten (10) business days from the date of receipt to review and respond to the Objection Notice. NAI and the Purchaser agree to attempt in good faith to

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

resolve any disagreements with respect to the determination of the Modified Working Capital as of the opening of business on the Closing Date by means of
(x) direct communication between the chief financial officer of NAI and an equivalent officer of Purchaser for five (5) business days, and (y) if they are unable to resolve all disagreements, direct communication between the chief executive officer of NAI and an equivalent officer of Purchaser for five (5) business days. If following these procedures NAI and Purchaser are unable to resolve all disagreements with respect to the Modified Working Capital calculation, they may refer, at the option of either party, their remaining differences to an internationally recognized firm of independent public accountants selected jointly by NAI and Purchaser and who has no material financial relationship with either NAI or Purchaser, who shall determine solely with respect to the differences so submitted, whether and to what extent, if any, the Modified Working Capital amount set forth in the Calculation requires adjustment. If NAI and Purchaser are unable to so select independent public accountants within ten (10) business days of the date of the decision to refer the disagreement to such accountants, either NAI or the Purchaser may thereafter request that the American Arbitration Association make such selection (as applicable, the firm selected by NAI and Purchaser or the firm selected by the American Arbitration Association is referred to as the "CPA Firm"). NAI and Purchaser shall direct the CPA Firm (i) that it shall not assign a value to any particular item greater than the greatest value for such item claimed by NAI or Purchaser or less than the smallest value for such item claimed by NAI or Purchaser, in each case as presented to the CPA Firm, and (ii) to use its best efforts to render its determination within thirty (30) days. The CPA Firm's determination shall be conclusive and binding upon Sellers and Purchaser. The fees and disbursements of the CPA Firm shall be shared equally by NAI and Purchaser. NAI and Purchaser shall make readily available to the CPA Firm all relevant books and records relating to the calculation of Modified Working Capital as of the as of the opening of business on the Closing Date and all other items reasonably requested by the CPA Firm.

            (d) Sellers shall grant Purchaser and its representatives reasonable access to all books and records relating to the Business, employees and facilities of Sellers and their independent accountants that are reasonably necessary to enable Purchaser to prepare the Calculation. Sellers agree to cooperate, and shall not interfere, directly or indirectly, in the preparation of the Calculation. Purchaser shall give Sellers and their representatives reasonable access to all books, records, employees and facilities of Purchaser and its independent accounts and shall otherwise cooperate with Sellers to the extent reasonably necessary for purposes of reviewing, verifying and auditing the Calculation.

            (e) Based on the Final Modified Working Capital Calculation (defined below), the Modified Working Capital as of the opening of business on the Closing Date shall be recalculated. To the extent NAI shall have been overpaid or Purchaser shall have underpaid on the Closing Date, as applicable, NAI shall pay to Purchaser or Purchaser shall pay to NAI an amount in cash equal to such overpayment or deficiency in accordance with Section 2.6(f) within two
(2) business days following the determination of the Final Modified Working Capital Calculation. The term "Final Modified Working Capital Calculation" means the Modified Working Capital amount (i) as shown in NAI's calculation delivered pursuant to Section 9.3(b) at the Closing if Purchaser does not deliver the Calculation pursuant to Section 2.6(a), (ii) as shown in the Calculation pursuant

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

to Section 2.6(a) if no Objection Notice is timely received pursuant to Section 2.6(b), or (iii) if an Objection Notice is timely received, as determined by the procedures set forth in Section 2.6(c).

            (f) The amount payable by NAI to Purchaser or from Purchaser to NAI, as the case may be, under Section 2.6(e) shall be paid when due under
Section 2.6(e) by wire transfer of immediately available funds to an account designated not less than one business day before such payment is due by Purchaser or NAI, as the case may be.

      2.7 Allocation of Consideration. Sellers and Purchaser recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 with their respective federal income Tax Returns. Within sixty (60) days after Closing, Purchaser shall submit to NAI in writing a proposed allocation of the Purchase Price (and the assumed liabilities, to the extent properly taken into account) among the Acquired Assets consistent with the provisions of
Section 1060 of the Code and the Treasury Regulations thereunder and this
Section 2.7 for NAI's review and comment. If the Purchaser and NAI are unable to mutually agree on the purchase price allocation within thirty (30) days after NAI's receipt thereof, the determination of the final purchase price allocation shall be referred to the CPA Firm, the fees of which will be shared equally by Purchaser and NAI. The purchase price allocation agreed to be the parties or determined by the CPA Firm shall be conclusive and binding upon Purchaser and Sellers for all purposes, including Transfer Taxes, and the parties agree that all Tax Returns shall be prepared in a manner consistent with such allocation, and none of the Sellers or Purchaser shall take a Tax position that is inconsistent with such allocation, unless required by the IRS or any other applicable taxing authority. Any subsequent adjustments to the Purchase Price shall be reflected in a revised allocation consistent with Section 1060 of the Code and the Treasury Regulations thereunder.

      2.8 Transfer Taxes. All Transfer Taxes imposed or levied by reason of, in connection with or attributable to this Agreement and the transactions contemplated hereby shall be borne equally by Purchaser, on the one hand, and Sellers on the other hand. To the extent Sellers are responsible for the preparation and filing of any Transfer Tax Return, Sellers shall prepare and provide Purchaser such Transfer Tax Return no later than ten (10) business days prior to the due date of such Tax Return and Purchaser shall remit to the Sellers within five business days thereof one-half of the amount of the Transfer Taxes shown to be due on such Tax Return. To the extent Purchaser is responsible for the preparation and filing of any Transfer Tax Return, Purchaser shall prepare and provide Sellers such Transfer Tax Return no later than ten (10) business days prior to the due date of such Tax Return and Sellers shall remit to Purchaser within five business days thereof one-half of the amount of the Transfer Taxes shown to be due on such Tax Return. The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any Transfer Taxes.

      2.9   Divested Technology.

            (a) It is the intention of the parties that, at the Closing, Sellers transfer to Purchaser, and not retain copies of, the Divested Technology and that Sellers not use such Divested

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

Technology in the Retained Business following the Closing. Accordingly, Sellers shall use reasonable commercial efforts, and shall cause any of their Affiliates who have had access to any Divested Technology ("Covered Affiliates") to use reasonable commercial efforts to locate as soon as practicable following the Closing, (but in no event later than ninety (90) days following the Closing) all copies of all Material Divested Technology and (i) deliver all Divested Technology so located to Purchaser (if Purchaser does not already possess a copy of the applicable Divested Technology) or (ii) destroy such Divested Technology (if Purchaser already possesses a copy of the applicable Divested Technology) (subject to Sellers' right (but not obligation) to store a copy thereof with an independent third-party escrow agent pursuant to subsection 2.9(h) below).). No later than 10 days after the end of such 90 day period, NAI will deliver a certificate signed by one of its officers certifying that it has complied with this Section 2.9(a).

            (b) For the purposes of Section 2.9, "reasonable commercial efforts", shall include:

                  (i) In connection with Section 2.9(a), informing Sellers' and the Covered Affiliates respective employees and contractors who might reasonably be expected to have had access to any of the Divested Technology of Sellers' obligations under this Section 2.9 and instructing such employees and contractors to promptly locate any Divested Technology in their possession, deliver any such Divested Technology to the Compliance Attorney and to notify the Compliance Attorney in writing that to such employee's knowledge he or she does not possess or have access to any other Divested Technology;

                  (ii) The foregoing shall include providing the identified employees and contractors with sufficient information so as to reasonably enable them to locate such Divested Technology;

                  (iii) In connection with Section 2.9(a), using reasonable efforts to identify those servers, computers, archive and backup tapes and other archival media which might reasonably be expected to contain any source code for the Sniffer Products and using commercially reasonable efforts to ensure the examination of same for any source code included in Divested Technology; and

                  (iv) appointing an attorney of NAI designated by NAI's general counsel (the "Compliance Attorney") to coordinate Sellers' obligations under this Section 2.9.

            (c) If an employee or contractor of any Seller or Covered Affiliate locates any Material Divested Technology in its possession at any time following the ninetieth (90th) day after the Closing and such Technology is known by such employee or contractor to be Divested Technology subject to this
Section 2.9, or any Seller or Covered Affiliate otherwise has knowledge after the ninetieth (90th) day following the Closing that it has such Material Divested Technology, Sellers or such Covered Affiliate will (subject to Section 2.9(h)) promptly destroy such Divested Technology, and to the extent that such Material Divested Technology is licensed to Sellers pursuant to Section 3.2(b)(ii) because it was not previously discovered or known (for example if it is Residual

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

Sniffer Software or a derivative work thereof), the license granted pursuant to
Section 3.2(b)(ii) with respect to such Material Divested Technology shall terminate 90 days after such discovery

            (d) Purchaser shall be permitted to designate either a Transitioning Employee or an independent third party reasonably acceptable to Sellers to participate in and supervise the divesture contemplated by Section 2.9(a). Sellers shall make available to such person (and those assisting such person) software tools, to the extent available to Sellers, to locate Sniffer Software. Sellers will otherwise provide such person with all reasonable cooperation in connection with the foregoing and take such actions as may be reasonably be requested by such person to facilitate the location and destruction of such the Divested Technology. Any information learned by such person regarding the Retained Business shall be deemed Seller Confidential Information and may not be used for any purpose other than in connection with the performance of the terms of this Section 2.9(d).

            (e) In addition to the foregoing, no less frequently than every six months and until the second anniversary of the Closing Date, the Compliance Attorney will use commercially reasonable efforts to inform employees and contractors who might reasonably be expected to still have in their possession any of the Divested Technology of Sellers' obligations under this Section 2.9 and instructing such employees and contractors to recheck if they have any Divested Technology in their possession, and if they do, to deliver any such Divested Technology to the Compliance Attorney for destruction.

            (f) The parties acknowledge that the Sellers currently use certain Divested Technology in connection with the operation and conduct of a division of Sellers known as "NAI Labs" that is engaged in, among other things, government contracting. In the ninety (90) day period immediately following the Closing, Sellers shall use reasonable commercial efforts to remove all such Divested Technology from NAI Labs and deliver to Purchaser or destroy such Technology in accordance with Section 2.9(a). During such period, NAI Labs will not share or disclose Divested Technology with any employee of Sellers that is not currently assigned to NAI Labs.

            (g) Any Material Divested Technology consisting of hardware will be delivered to Purchaser rather than destroyed.

            (h) Sellers may establish an escrow account in a form mutually agreed to by Sellers and Purchaser with a recognized third-party escrow agent to hold a copy of the Divested Technology. Purchaser shall be a party to any such escrow agreement and shall have all the rights of the owner of such escrowed material under such escrow agreement. Such escrow will provide that such Divested Technology may be released only (i) on prior notice to Purchaser (with a reasonable opportunity of Purchaser to object prior to such release), (ii) to Sellers' outside counsel with a copy to Purchaser, (iii) if there is a dispute between Sellers and Purchaser (or either of their respective successors), (iv) solely for evidentiary purposes (and covered by an appropriate protective order); and (v) the scope and existence of the Divested Technology is relevant to such dispute.

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

      2.10 Transferred Trade Secrets. Notwithstanding the transfer of the Transferred Trade Secrets to the Purchaser or the retention of any other Trade Secrets related to the Business or the Retained Business by Sellers, each party shall have the independent and unrestricted right to use all reasonable commercial efforts to protect such Trade Secrets known to it, and to enforce without the requirement of the participation of the other party, any claim against a third Person for the misappropriation of such Trade Secrets from it. All such Trade Secrets shall be subject to Section 8.2 hereof.

                                   ARTICLE III
                                   IP LICENSES

      3.1   Licenses to Purchaser.

            (a)   Patent License.

                  (i) Effective as of the Closing, Sellers hereby grant to Purchaser and any of its Control Affiliates as may be designated by Purchaser from time to time (for the purposes of this Section 3.1 only "Purchaser" means Purchaser and any such Control Affiliates) under all of Sellers' rights in the Licensed Patents, a world-wide, fully paid-up, perpetual, irrevocable, non-terminable, non-exclusive, non-sublicensable (except as provided below), non-transferable (except as provided below) right and license, to make, have made, use, sell offer for sale, export, and import any current or future product, service or device (including current or future Sniffer Products) and to practice any process claimed in, or which absent a license would infringe, such Licensed Patents.

                  (ii)  Purchaser may not sublicense the rights granted to it in
Section 3.1(a)(i) or 3.1(c) to any third Person except that Purchaser may sublicense such rights (A) to the purchaser (whether by asset sale or stock sale) of any material portion of the Business to which the Licensed Patents or the Licensed Infinistream Technology, as the case may be, do or may relate, (B) in connection with or as necessary in the manufacture, sale or distribution of its products or services (including current or future Sniffer Products) including to end users (including OEMs) whether alone or combined with products or services of others, (C) in connection with Purchaser's participation in and ownership interest in a Qualified Joint Venture, (D) to a Person that was a Control Affiliate of Purchaser in connection with the sale or distribution of all or a majority of Purchaser's ownership interest in such Person to public stockholders in a public offering (such transaction a "Spin Out"), (E) in connection with the licensing by Purchaser of all or substantially all of its Patents in a patent portfolio cross-license or (F) to Purchaser (in the event that Purchaser has assigned its rights to a Control Affiliate) or any Control Affiliate of Purchaser. Any sublicense granted by Purchaser or its successor in accordance with the foregoing clauses (A), (C) or (E) prior to the fifth (5th) anniversary of the Closing Date shall be subject to, and Sellers shall make such sublicense grant subject to, Section 3.4. If Purchaser sublicenses the Patent license granted to it in Section 3.1(a)(i) in accordance with Section 3.1(a)(ii)(E) the foregoing it shall pay to Sellers the sum of $100.00; provided, however, notwithstanding anything to the contrary in this Agreement, Sellers'

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

sole and exclusive remedy for Purchaser's failure to pay such amount shall be the recovery of monetary damages in an amount not to exceed $100.00.

                  (iii) Purchaser shall not exercise any rights, including the make and have made rights granted to it in Section 3.1(a)(i), in a manner that is intended to or would have the effect of sublicensing the rights licensed to it hereunder to any third Person except as permitted in Section 3.2(a)(ii).

            (b) Other Licensed IPR License. Effective as of the Closing, Sellers hereby grant to Purchaser under all of Sellers' rights in the Other Licensed IPR a world-wide, fully paid-up, perpetual, irrevocable, non-terminable, non-exclusive, transferable and sublicensable right and license for any and all purposes including to (i) make, have made, use, sell, offer to sell, import, distribute, copy, publish, modify, publicly perform or display, prepare derivative works from and otherwise exploit (A) any Sniffer Product and the Acquired Assets and to provide any other service or product and (B) any product, service, device or in the continuation of the Business in the future, and (ii) otherwise to operate and continue the Business. The foregoing license shall not apply or extend to IP that is licensed pursuant to any other section of this Agreement including Section 3.1(c) or any other license agreement between Seller and Purchaser.

            (c) Licensed Infinistream Technology. Effective as of the Closing, Sellers hereby grant to Purchaser and its Control Affiliates under all of Seller's rights in the Licensed Infinistream Technology a world-wide, fully paid-up, perpetual, irrevocable, non-terminable, non-exclusive, right and license (i) to internally copy, use, modify and create derivative works of the source code for the Software within the Licensed Infinistream Technology, (ii) to copy and distribute the Software within the Licensed Infinistream Technology solely in object-code form (including as modified under this license) to end users (directly or through distributors and sub-distributors) as part of a Purchaser product pursuant to industry-standard licensing terms, and (iii) under Seller's Intellectual Property Rights (other than Patents) embodied by Licensed Infinistream Technology (other than Software), to make, have made, use, sell, offer to sell, export and import Purchaser products. In addition, to the extent required by a customer of Purchaser and provided that the source code escrows are consistent with Purchaser's treatment of other source code owned by Purchaser, Purchaser may place the source code for the Software within such Licensed Infinistream Technology in an escrow for the benefit of its customers. The foregoing license may be sublicensed or transferred by Purchaser only as provided in Section 3.1(a)(ii) and 3.1(d) respectively.

            (d) Transferability. The foregoing licenses to the Licensed Patents and to the Licensed Infinistream Technology shall not be transferable by Purchaser except (i) in connection with the change of control or merger of Purchaser or a Control Affiliate of Purchaser owning all, or substantially all, of the Acquired Assets, (ii) the sale of all, or substantially all, of the assets of the Purchaser or its Control Affiliates to which the Licensed Patents or Licensed Infinistream Technology, as the case may be, relate, or (iii) in connection with a Spin Out. Any permitted transfer by Purchaser of its license to the Licensed Patents prior to the fifth (5th) anniversary of the

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

Closing Date shall be, and shall be made, subject to Section 3.5. The prior sentence shall not apply to the Licensed Infinistream Technology.

      3.2   Licenses to Sellers.

            (a)   Patent License.

                  (i) Effective as of the Closing Date, Purchaser hereby grants to Sellers and their Control Affiliates (for the purposes of this Section
3.2 only, "Sellers" means Sellers and their Control Affiliates), and Sellers shall retain, under all rights Purchaser acquired in the Licensed Back Patents, a worldwide, fully paid-up, perpetual, irrevocable, non-terminable, non-exclusive, non-sublicenseable (except as provided below) and non-transferable (except as provided below) right and license to make, have made, use, offer for sale, sell, export and import any current or future product or service, and practice any process claimed in, or which absent a license would infringe, such Licensed Back Patents.

                  (ii)  Sellers may not sublicense the rights granted to them in
Section 3.2(a)(i) or 3.2(c) to any third Person, except that Sellers may sublicense such rights (A) to the purchaser (whether by asset sale or stock sale) of any material portion of Sellers' business to which the Licensed Back Patents do or may relate, (B) in connection with or as necessary in the manufacture, sale or distribution of the any current or future products or services of the Retained Business including to end users (including OEMs) whether alone or combined with products or services of others, (C) in connection with a Seller's participation in and ownership interest in a Qualified Joint Venture, (D) to a Person that was a Control Affiliate of a Seller in a Spin Out of such Control Affiliate, or (E) in connection with the licensing by a Seller of all or substantially all of the Patents of a Seller in a patent portfolio cross license. Any sublicense granted by Sellers' or their successors in accordance with the foregoing clauses (A), (C) or (E) prior to the fifth (5th) anniversary of the Closing Date shall be subject to, and Sellers shall make such sublicense grant subject to, Section 3.4. If a Seller sublicenses the Patent license granted to Sellers in Section 3.2(a)(i) in accordance with Section 3.2(a)(ii)(E) the foregoing, it shall pay to Purchaser the sum of $100.00; provided, however, notwithstanding anything to the contrary in this Agreement, Purchaser's sole and exclusive remedy for a Seller's failure to pay such amount shall be the recovery of monetary damages in an amount not to exceed $100.00.

                  (iii) Sellers shall not exercise any rights, including the make and have made rights granted to it in Section 3.2(a)(i) in a manner that is intended to or would have the effect of sublicensing the rights licensed to it hereunder to any third Person except as permitted in Section 3.2(a)(ii).

            (b) Other IP License. Effective as of the Closing, Purchaser hereby grants to Sellers and their Control Affiliates, and Sellers and their Control Affiliates retain:

                  (i) Category 1: a world-wide, fully paid-up, perpetual, non-exclusive, transferable, sublicenseable right and license under all of the Transferred Intellectual Property rights

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in the Category 1 Technology (other than the rights under Patents and Trademark
Rights), to make, have made, use, sell, offer to sell, import, distribute, copy, prepare derivative works from and otherwise exploit the Category 1 Technology in any manner including in any current or future product or service of Sellers.

                  (ii) Category 2: a world-wide, fully paid-up, perpetual, non-exclusive, non-transferable (except pursuant to 3.2(d)), non-sublicenseable (except in connection with the licensing of material other IP of Sellers) right and license under the Transferred Intellectual Property Rights (other than rights under Patents and Trademark Rights) in the Category 2 Technology to make, have made, use, sell, offer to sell, import, distribute, copy, prepare derivative works from and otherwise exploit the Category 2 Technology in any manner including in any current or future product or service of the Retained Business. For avoidance of doubt this Category 2 Technology license does not extend to Unlicensed IP. Notwithstanding the grant of licenses to certain Divested Technology in the foregoing license, such license shall not be construed as in any way limiting any of Sellers' obligations under Section 2.9.

                  (iii) The exclusion of any IP from the Category 2 Technology license in Section 3.2(b)(ii) by such section or by any other term of this Agreement shall not preclude the granting of a license to such IP under the Category 1 Technology license in Section 3.2(b)(i) if such IP would otherwise be within in the scope of such Category 1 Technology license and in such case the terms of the Category 1 Technology license shall prevail. The foregoing licenses in Sections 3.2(b)(i) and 3.2(b)(ii) shall not apply or extend to IP that is licensed pursuant to any other section of this Agreement, including Section 3.2(c), or under any other license agreement between Seller and Purchaser.

            (c) Licensed Back Source Code. Effective as of the Closing, Purchaser hereby grants to Sellers and their Control Affiliates a world-wide, fully paid-up, perpetual, irrevocable, non-terminable, non-exclusive, right and license to (i) internally copy, use, modify and create derivative works of the Licensed Back Source Code, and (ii) to copy and distribute the Licensed Back Source Code solely in object-code form (including as modified under this license) to end users (directly or through distributors and sub-distributors) as part of a Seller product pursuant to industry-standard licensing terms. In addition, to the extent required by a customer of any Seller and provided that the source code escrows are consistent with a Seller's treatment of other source code owned by a Seller, such Seller may place such Licensed Back Source Code in an escrow for the benefit of its customers. The foregoing license may be sublicensed or transferred by a Seller only as provided in Sections 3.2(a)(ii) and 3.2(d) respectively.

            (d) Transferability. The foregoing licenses to Sellers set forth in Sections 3.2(a) and 3.2(b) shall not be transferable by a Seller to a third Person except (i) in connection with the change of control or merger of a Seller or a Control Affiliate of a Seller owning all, or substantially all, of the assets to which such licensed Patents or licensed IP relates, (ii) the sale of all, or substantially all, of the assets of a Seller or its Control Affiliate to which the such licensed Patents or licensed IP relates, or (iii) in connection with a Spin Out of a Control Affiliate of a Seller. Any

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

permitted transfer by Sellers of their license to the Transferred Patents prior to the fifth (5th) anniversary of the Closing Date shall be, and shall be made, subject to Section 3.5. The foregoing sentence shall not apply to the Licensed Back Source Code.

      3.3 Licensor Bankruptcy. The licenses granted in Sections 3.1 and 3.2 hereof by a party (in such capacity and for the purposes of this Section 3.3 only, the "Licensor") to the other party hereunder (in such capacity and for the purposes of this Section 3.3 only the, "Licensee") shall be and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, 11 U.S.C. 101, et seq, a license to rights of "intellectual property" as defined thereunder. Notwithstanding any provision contained herein to the contrary, if a Licensor is under any proceeding under the United States Bankruptcy Code, 11 U.S.C. 101, et seq., and the trustee in bankruptcy of such Licensor, or such Licensor, as a debtor in possession, rightfully elects to reject such license, Licensee may, pursuant to 11 U.S.C. Section 365(n)(1) and
(2), retain any and all of the rights granted to it hereunder, to the maximum extent permitted by law, otherwise subject to the terms of this Agreement.

      3.4   Defensive Suspension. Any sublicense granted prior to the fifth
(5th) anniversary of the Closing Date, in accordance with the terms of Section 3.1(a)(ii)(A), (C) or (E) and 3.2(a)(ii)(A), (C) or (E), by Purchaser or a Seller respectively (in such capacity a "Sublicensor") to a third Person (the "Sublicensee") of the Patent license granted to Purchaser or Seller under Sections 3.1(a) and 3.2(a), respectively, shall contain a provision that states, and has the effect that, if, prior to the fifth (5th) anniversary of the Closing Date, the Sublicensee brings or maintains a lawsuit or claim for patent infringement against the party hereto, its Affiliates or its successor or assigns (such Persons for the purposes of this Section 3.4 only, the "Licensor"), whose Patent rights are being sublicensed by the Sublicensor that is not in response to a lawsuit or claim for patent infringement brought by Licensor against such Sublicensee, then the sublicense granted to such Sublicensee shall terminate. Any sublicense that does not comply with this
Section 3.4 shall itself be void ab initio.

      3.5 License Transferability. Notwithstanding anything to the contrary set forth herein, the patent licenses granted to Purchaser in Section 3.1(a) and Sellers in Section 3.2(a) shall not, prior to the fifth (5th) anniversary of the Closing Date, extend to Independent Products of Purchaser or a Seller or their respective Control Affiliates or the permitted successor or assignee of such license (Purchaser or Seller or their respective Control Affiliates or such permitted successor or assignee in accordance with the terms of Sections 3.1(d) and 3.2(d), respectively, the "Applicable Licensee"). For the purposes of the foregoing, (A) "Independent Products," as applied to the Applicable Licensee with respect to Sellers, means those products of such Applicable Licensee that exist as of the Closing Date (whether or not owned by the Applicable Licensee at the Closing) that compete directly with any of the Sniffer Products in existence as of the Closing Date (whether or not owned by the Applicable Licensee at the Closing) and follow-on products that are independent of, and that neither include nor are based upon, any of Sellers' IP, and (B) "Independent Products," as applied to the Applicable Licensee with respect to Purchaser, means those products of such Applicable Licensee that exist as of the Closing (whether or not owned by the Applicable Licensee at the Closing) that compete directly with the products or services of the Retained Business in existence as

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of the Closing Date (whether or not owned by the Applicable Licensee at the
Closing) and follow-on products that are independent of, and that neither include nor are based upon, any of Purchaser's IP.

      3.6   Other Marks.

            (a) Subject to the terms of this Section 3.6, effective as of the Closing, Sellers hereby assign and transfer to Purchaser, without any representation or warranty of any kind and on an "as is, where is basis," any rights that Sellers may have in the Other Marks and any goodwill of the Business appurtenant to such Other Marks.

            (b) Notwithstanding anything to the contrary in Section 5.8, Sellers make no representations or warranties with respect to the Other Marks and specifically disclaim any representations and warranties as to the existence, validity or enforceability of the Other Marks and as to any ownership or rights of Sellers therein.

            (c) Subject to Sections 3.6(b) and 3.6(d), effective as of the Closing Date, Sellers hereby covenant and agree that they will not (i) use, as a trademark of a Seller, any of the Other Marks, (ii) claim any trademark rights in the Other Marks, or (iii) oppose Purchaser's registration of any of the Other Marks in any jurisdiction; provided that, Sellers have no affirmative duty to expressly abandon or cancel (but shall do so on Purchaser's reasonable request) any current applications for Trademark registration or Trademark registrations.

            (d) Following the third anniversary of the Closing Date, Section 3.6(c) shall no longer apply to any Seller with respect to each Other Mark that Purchaser has not registered or applied to register before such date either (A) in the United States Patent and Trademark Office, or (B) a foreign equivalent of such Governmental Entity provided Purchaser has provided Sellers written notice of such foreign filing.

            (e) Sellers hereby transfer Sellers' rights if any to recover past damages for the infringement, impairment, misappropriation or violation of the Other Marks.

      3.7 Trade Dress. Without limiting Purchaser's right in the Transferred Marks, or Sellers' rights with respect to any Marks that are not Transferred Marks, neither party shall assert against the other any claim that the form, trade dress, or look and feel, of any product as it exists as of the Closing Date violates a party's Trademark, trade dress or similar rights. The parties further acknowledge that to the extent that either Sellers continues to own, or Purchaser, as a result of this agreement, owns, any Copyrights in a Sniffer Product trade dress or the look and feel of a Sniffer Product user interface as such exists as of the Closing Date, that such Copyrights are licensed in Sections 3.1(b) and 3.2(b) respectively.

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

                                   ARTICLE IV
                                   THE CLOSING

      4.1 Closing Date. The closing of the sale and transfer of the Acquired Assets (hereinafter called the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, P.C., located at 650 Page Mill Road, Palo Alto, California at 10:00 a.m. local time on the second business day immediately following the satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at Closing, but subject to satisfaction or waiver of such conditions), or at such other time, date and place as shall be fixed by agreement of Sellers and Purchaser (such date of the Closing being herein referred to as the "Closing Date"), provided, that (i) the Closing shall take place no earlier than July 1, 2004, and (ii) NAI or Purchaser may delay the Closing as contemplated in the Transition Services Agreement (but for avoidance of doubt neither NAI nor Purchaser may delay the Closing if the only failure to negotiate a Statement of Work (as defined therein) is due to a failure to agree on Cost (as defined therein).

      4.2   Transactions To Be Effected at the Closing. At the Closing:

            (a) Each Seller shall (i) deliver to Purchaser such appropriately executed deeds, bills of sale, documents, certificates, consents, assignments and other instruments of transfer relating to the Acquired Assets in form reasonably satisfactory to Purchaser as shall be necessary to transfer to and vest in Purchaser all of each Seller's right, title and interest in, to and under all of the Acquired Assets, free and clear of any and all Liens (other than Permitted Liens), together with any necessary transfer declarations or other filings (and in recordable form if reasonably required by Purchaser) and
(ii) take such steps as may be required to place Purchaser in actual possession and operating control of the Acquired Assets;

            (b) Purchaser shall deliver to Sellers payment of the Purchase Price in the manner provided in Section 2.5(a); and

            (c) The parties hereto shall execute and deliver to each other such other documents, agreements, certificates and instruments required to be delivered on or prior to the Closing Date pursuant to the terms of this Agreement.

      4.3 Risk of Loss. Until the Closing, the risk of any loss of or damage to the Acquired Assets from fire, casualty or any other occurrence shall be borne by Sellers and Sellers shall be responsible for replacing or repairing, or reimbursing Purchaser for the cost of replacing or repairing, any such loss or damage.

      4.4 Taking of Necessary Action; Further Action. If, at any time after the Closing Date, subject to Section 2.4 herein, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Purchaser with full right, title and possession to the Acquired Assets, the Sellers shall take all such lawful and reasonably necessary and/or desirable action consistent with this Agreement.

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

      4.5 Second Closing. The Second Closing to effect the transfer of the Indian Lab Equipment and the Indian Employees shall take place at the offices of Wilson Sonsini Goodrich & Rosati, P.C., located at 650 Page Mill Road, Palo Alto, California at 10:00 a.m. local time on the date that is 90 days after the Closing Date, or as otherwise mutually agreed in writing by Purchaser and NAI. Purchaser shall pay one hundred thousand dollars ($100,000) (such amount, the "Second Closing Amount") of the Purchase Price in cash or immediately available funds to the Sellers at the Second Closing by electronic wire transfer to an account or accounts of Sellers designated by NAI at least three (3) days prior to the date of the Second Closing.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

      Sellers, jointly and severally, represent and warrant to Purchaser, subject to such exceptions as are set forth in Seller Disclosure Schedule attached as Exhibit B hereto, as follows as of the date hereof and as of the
Closing:

      5.1 Organization, Standing and Power. Each of the Sellers is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Sellers has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Sellers is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than such failures that individually or in the aggregate would not have a Material Adverse Effect.

      5.2   Authority, Conflicts, Consents.

            (a) Each of the Sellers has all requisite power and authority to execute and deliver this Agreement and the other Operative Documents and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Operative Documents, the performance by each Seller of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each Seller. Each of this Agreement and the other Operative Documents has been, or will have been at the Closing, duly executed and delivered by each Seller and constitutes, or will constitute as of the Closing, the valid and binding obligation of each Seller, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors.

            (b) None of the execution and delivery of this Agreement and the other Operative Documents, the performance by each Seller of their obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby will conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a

                       STARBURST ASSET PURCHASE AGREEMENT

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

right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit (any such event, a "Conflict") under, (i) any provision of the Certificate of Incorporation or Bylaws or equivalent charter documents of any Seller, (ii) except as set forth in Section 5.2(b) of the Seller Disclosure Schedule, any Specified Contract, any Business Contract with respect to Transferred IP, or any permit, concession, franchise, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Acquired Assets or the Business, the Licensed Patents or the Other Licensed IPR or (iii) any other Contract, mortgage, indenture, lease, permit, concession, franchise, judgment, order, decree, statute, law, ordinance, rule or regulation of any Seller that is not related to the Business or the Acquired Assets, except in the case of clause (ii) or (iii) above for any Conflicts that individually or in the aggregate would not have a Material Adverse Effect.

            (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to any Seller in connection with the execution and delivery of this Agreement or the other Operative Documents, the performance by the Sellers of their obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under (i) the HSR Act, (ii) the antitrust or competition laws of any applicable foreign jurisdiction, and (iii) U.S. export control laws.

      5.3 Business. Since December 31, 2003, (a) the Business has been conducted in the Ordinary Course of Business, (b) Sellers have owned, licensed or leased all the Acquired Assets, and (c) Sellers have made and continue to make all necessary payments and expenditures with respect to the Acquired Assets and the Business in the Ordinary Course of Business.

      5.4 Changes. Except as set forth in Section 5.4 of the Seller Disclosure Schedule, since December 31, 2003, there has not been, occurred or arisen any:

            (a) capital expenditure or commitment with respect to the Acquired Assets that has exceeded $250,000 individually or $2,500,000 in the aggregate (other than Inventory and similar purchases in the Ordinary Course of Business);

            (b) destruction of, damage to or loss affecting any material assets, business or customer (whether or not covered by insurance) related primarily to the Business;

            (c) acquisition (subject to Section 5.4(a)), sale, lease, license or other disposition of any material assets primarily related to the Business, except in the Ordinary Course of Business;

            (d) amendment or termination or violation of any material Business Contract, other than amendments or terminations in the Ordinary Course of Business;

            (e) waiver or release of any material right or claim related to the Business, including any material write-off or material compromise of any Account Receivable, other than in the Ordinary Course of Business;

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

            (f) the commencement or notice of, or to the knowledge of Sellers, threat of commencement of any Litigation related primarily to the Business or any material Acquired Asset, other than any action or threatened action by the Business to collect Accounts Receivable or enforce Customer Contracts in the Ordinary Course of Business;

            (g) (i) change in pricing or royalties set or charged by any Seller in connection with the Business, or (ii) change in the commissions or other incentives to be paid to Sellers' sales force relating to the Sniffer Products, other than in the case of clause (i) non-material changes in the Ordinary Course of Business, or in the case of clause (ii) changes effected broadly and consistently across NAI's sales force that apply uniformly to the sale of Sniffer Products and Sellers' other products;

            (h) a Material Adverse Effect or any event, circumstance or condition that could reasonably be expected to have a Material Adverse Effect;

            (i) except as set forth on Section 5.4(i) of the Seller Disclosure Schedule, any adoption, amendment, modification or termination of any bonus, profit sharing, incentive, employment, severance, change in control, retirement, welfare or other plan, program, arrangement, contract, or commitment for the benefit of any of the Seller Employees that would reasonably be likely to result in a Liability to Purchaser on or after the Closing;

            (j) except as set forth on Section 5.4(j) of the Seller Disclosure Schedule, any (i) material increase in the compensation or benefits of any Seller Employees; (ii) any payment of a bonus, whether accrued or unaccrued, to any Seller Employee other than in the Ordinary Course of Business; (iii) any grant or alteration of the terms of, any severance or termination pay or benefits of any Seller Employee; (iv) any loans or advances of any money or other property to any Seller Employee other than advances of travel and other business expenses in the Ordinary Course of Business; (v) the establishment, adoption, entry into, material amendment or termination of any Seller Benefit or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Seller Benefit if it were in existence as of the date of this Agreement other than in the Ordinary Course of Business effected broadly and consistently NAI-wide; or (vi) the establishment of performance goals for any Seller Employee in connection with calendar year 2004;

            (k) other than the granting of non-exclusive licenses to Customers for Sniffer Products in the Ordinary Course of Business, any transfer, assignment, or grant of any license or sublicense of any rights under or with respect to any rights that would otherwise constitute Transferred IP;

            (l) any material changes in policies or practices relating to the purchasing, manufacturing, distribution, marketing, sales or operations of the Sellers relating to the Business, including engaging in any promotional sales or discounts, other than in the Ordinary Course of Business; or

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

            (m) agreement by any Seller, or any of its officers or employees thereof to do any of the things described in the preceding clauses (a) through
(l).

      5.5   Tax Matters.

            (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes," means (i) any and all federal, state, local and foreign taxes, and similar assessments and governmental charges, duties, impositions and Liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any Liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to reimburse or indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any Liability for taxes of a predecessor entity.

            (b) To the extent relevant to the Business and the Acquired Assets, (i) Sellers will have duly and timely filed within the time period for filing or any extension granted with respect thereto all Tax Returns, which are required to be filed prior to the Closing Date relating to or pertaining to any and all Taxes; (ii) Sellers will have paid all Taxes due and payable prior to the Closing; (iii) there are no pending (or to Sellers' knowledge, threatened) audits, examinations, assessments, asserted deficiencies or written claims for Taxes or actions or proceedings with respect to Taxes; (iv) there are (and immediately after the Closing there will be) no Liens, other than for Taxes not yet due and payable, on the Acquired Assets attributable to Taxes; (v) all Tax withholding and deposit requirements have been satisfied in full and in all respects; (vi) to the extent required under applicable law, all of the Acquired Assets have been properly listed and described on the property tax rolls for all periods prior to and including the Closing Date, and no portion of the Acquired Assets constitutes omitted property for property tax purposes; and (vii) none of the Acquired Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

            (c) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code or will generate any "excess parachute payment" under Section 280G of the Code.

      5.6 Restrictions on Business Activities. There is no agreement (relating to non-competition or otherwise), commitment, judgment, injunction, order, writ, decree, determination or award relating to the Business to which any Seller is party (or, to the knowledge of any Seller, any threatened injunction, order or decree) which could reasonably be expected to have the effect of prohibiting, restricting or impairing in any material respect the use of any Acquired Assets or the scope, geographic location or conduct of the Business or any other activities of Purchaser after the

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

Closing or the solicitation or hiring of any person for employment in the Business (excluding any such restriction on the solicitation or hiring applicable to Sellers but not Purchaser).

      5.7 Title to Properties; Absence of Liens and Encumbrances; Condition of Property.

            (a) Sellers have, and at the Closing Purchaser will acquire, good and valid title to, or, in the case of leased assets, valid leasehold interests in, all of the Acquired Assets free and clear of any Liens other than Permitted Liens.

            (b) The tangible assets in the Acquired Assets are in good operating condition (except for normal wear and tear and those defects that are not material) and have been maintained in accordance with reasonable commercial practices in all material respects. The Acquired Assets do not include any equity interest in any Person.

      5.8   Intellectual Property.

            (a) Subject to Section 2.4, Sellers own and possess all right, title and interest in and to, and possess a valid right to assign to Purchaser the Transferred IP free and clear of all Liens in accordance with the terms hereof. To the knowledge of Sellers, all of the Transferred Registered IP is valid and enforceable.

            (b) Section 5.8(b) of the Seller Disclosure Schedule sets forth a true and correct list of all Transferred Intellectual Property Rights that are Registered IP (such Registered IP, the "Transferred Registered IP"), the jurisdiction in which such Registered IP is registered or filed, and the applicable application or registration number. Sellers are currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and submission of required filings) with respect to the Transferred Registered IP and, except as set forth in Section 5.8(b) of the Seller Disclosure Schedule, as of the date hereof Sellers are not aware of any maintenance fees or Taxes that are required to be paid and no filings or actions are required to be made or taken with respect to the Transferred Registered IP on, or during the ninety (90) day period following the date hereof.

            (c) The Transferred Patents and the Licensed Patents together include all of the Patents owned by any Seller that as of the Closing Date would, absent a license, be infringed (determined in the case of a patent application if and when a patent issues from such an application) by the conduct of the Business as of the Closing Date or the making, using, selling, offering for sale, or importing of any currently shipping Sniffer Product. Section 5.8(c) of the Seller Disclosure Schedule lists each written invention disclosure provided to Sellers' patent counsel in the ordinary course of business on or prior to the date hereof that discloses an invention which is used in the conduct of the Business or in any of the Sniffer Products as of the date hereof.

            (d) The Transferred IP together with (i) the Licensed IPR to the extent licensed hereunder and (ii) any other IP licensed to Purchaser in this Agreement or in any other agreement between Purchaser and Sellers entered into in connection with this Agreement, constitutes all of the

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

IP owned by Sellers that is necessary to the operation of the Business (including the making, having made, using, selling, offering for sale and importing of currently shipping Sniffer Products) other than the Infrastructure IP. The Prime Technology includes all Technology used primarily in the Business. Except for Infrastructure IP, the Retained IP does not include any IP where the failure of the Purchaser to own, possess, or have license to such IP would individually or in the aggregate have a Material Adverse Effect on the operation of the Business following the Closing when operated in the same manner as the Business is operated as of the Closing.

            (e) The conduct of the Business, including the making, having made, using, selling, offering for sale, or importing, licensing, distributing or otherwise exploiting the currently shipping Sniffer Products, does not infringe or misappropriate any Intellectual Property Rights of any third Person. The use of the Transferred Marks by Sellers does not infringe the Trademark Rights of any third Person and the use of the Transferred Marks by Sellers does not constitute an unfair business practice. There is no pending, or to the knowledge of Sellers threatened, assertion or claim and there has been no such assertion or claim in the last six years, asserting that any Seller's use or exploitation of any Transferred IP or the conduct of the Business infringes upon, misappropriates, violates or conflicts in any way with the Intellectual Property Rights or rights in any Marks of any third Person.

            (f) No Seller has received notice of any claims contesting any Seller's ownership of, or right to use, the Transferred IP as currently used in the conduct of the Business, and to any Seller's knowledge, none have been threatened against any Sellers.

            (g) To the knowledge of Sellers, except as set forth in Section 5.8(g)(i) of the Seller Disclosure Schedule, there is no unauthorized use, infringement or misappropriation of any Transferred IP, including by any employee or former employee of Sellers. Sellers have and enforce policies requiring each employee and contractor materially involved in proprietary aspects of the Business to execute nondisclosure of proprietary information and confidentiality agreements and, to the knowledge of the Sellers, have obtained such valid written agreements from each such employee and contractor. To the knowledge of Sellers, each Seller has taken reasonable and appropriate steps to protect and preserve the confidentiality of any material Trade Secrets assigned or licensed by it to Purchaser hereunder, including not disclosing such Trade Secrets except pursuant to a confidentiality agreement or other requirement of confidentiality. Section 5.8(g)(ii) of the Seller Disclosure Schedule sets forth a true, correct, and complete list of all agreements by which the source code for a Sniffer Product has been provided, or is contractually required to be provided, to an escrow agent or other Person (other than employees or contractors bound by obligations of confidentiality) or is otherwise subject to disclosure to any Person. To the knowledge of the Sellers, there has been no unauthorized disclosure of any material source code of any of the Sniffer Products in whole or in part.

            (h) None of the currently shipping Sniffer Products use, embed or incorporate any Software which is subject to any "open source," "copyleft," or other similar types of license terms (including any GNU General Public License, Library General Public License, Lesser General Public

                       STARBURST ASSET PURCHASE AGREEMENT

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

License, Mozilla license, Berkeley Software Distribution license, Open Source Initiative license, MIT, Apache, and Public Domain licenses, and the like) (the foregoing, "Open Source"). None of the currently shipping Sniffer Products use, embed or incorporate any Open Source in a manner that would subject any material portion of Sellers' Software in a Sniffer Product to the requirements of such license terms as they pertain to the distribution of source code, the right to charge for such products, or materially limit the enforcement of a Seller's Intellectual Property Rights in such Software.

            (i) Section 5.8(i) of the Seller Disclosure Schedule sets forth a true and correct list of all material Shared Technology known to Sellers.

            (j) Section 5.8(j) of the Seller Disclosure Schedule is a true and correct list of (x) all inbound IP Contracts pursuant to which any third Person has licensed to any Seller any IP that is included or embedded in any Sniffer Products and (y) all other Inbound IP Contracts (other than (i) inbound "shrink-wrap" and other similar off-the-shelf product offerings and similar commercial licenses and similar commercial licenses, (ii) Contracts for commercially available IP for which Seller has paid, or is obligated to pay, a third Person less than $250,000 (other than with respect to IP included in a Sniffer Product), and (iii) Contracts with respect to Infrastructure IP) pursuant to which a third Person party has licensed to any Seller IP that is a or material to the development or production of, the currently shipping Sniffer Products, or is otherwise material to the Business.

            (k) Section 5.8(k) of the Seller Disclosure Schedule is a true and correct list of all Outbound IP Contracts (other than the following entered into in the Ordinary Course of Business (i) non-exclusive "end-user" agreements and licenses, (ii) non-exclusive licenses granted by Sellers to manufacturers, third party service or maintenance providers, or suppliers of Sniffer Products or components therefor, (iii) non-exclusive product distribution, resale or licensing agreements entered into in the Ordinary Course of Business, (iv) other non-exclusive licenses granted by the Sellers in the Ordinary Course of Business, and (v) other Contracts pursuant to which Sellers have licensed IP that is not material to the Sniffer Products or the Business) pursuant to which a third Person has obtained a license to any material Transferred IP.

            (l) Each Seller has a policy to secure and has secured valid written assignments from all consultants, contractors, employees and others who contribute or have contributed to the creation or development of any of the Transferred IP, of the rights to such contributions that such Seller does not already own by operation of law.

            (m) There is no pending or, to the knowledge of Sellers, threatened assertion or claim and there has been no such assertion or claim in the last three years challenging the validity or enforceability of, or contesting the Sellers' rights with respect to, any of the Transferred Intellectual Property Rights or Licensed Intellectual Property Rights.

            (n) Section 1 of the Asset Schedule contains a true and correct list of (i) all products currently sold or offered for sale as of the date hereof under a Sniffer brand; and (ii) all products developed or under development as of the date hereof under a Sniffer brand.

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

            (o) Except as set forth on Section 2L of the Asset Schedule, to Sellers' knowledge, none of the existing products of the Retained Business use, embed or incorporate any Software that is Prime Technology except to the extent that such embedded or incorporated software would be considered de minimis under applicable copyright law with respect to such Software.

            (p) Section 5.8(b) of the Seller Disclosure Schedule contains a true and correct list of all Internet Properties held or used by the Business.

            (q) None of the Technology constituting, or that is part of, the Sniffer Products was developed for or using any funding of any Governmental Entity.

      5.9   Agreements, Contracts and Commitments.

            (a) Except as set forth in Section 5.9(a) of the Seller Disclosure Schedule, none of the Transferred Contracts or Retained Beneficial Contracts (or oral Business contracts) include an obligation that would survive the Closing that is, or constitutes (any Contract specified in Section 5.9(a) of the Seller Disclosure Schedule is referred to as a "Specified Contract"):

                  (i)   any fidelity or surety bond or completion bond;

                  (ii) any lease of personal property from or to third parties having a value individually in excess of $250,000 annually;

                  (iii) any agreement of indemnification or guaranty, other than ordinary course indemnity agreements or indemnities given to third parties in connection with the sale, distribution, servicing or licensing of Sniffer Products or related services in the Ordinary Course of Business;

                  (iv) any Contract relating to capital expenditures and involving future payments in excess of $250,000;

                  (v) a Contract relating to the disposition or acquisition of assets outside the Ordinary Course of Business or any interest in any business enterprise;

                  (vi) a mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit;

                  (vii) any (x) joint or cooperative marketing or development Contract, (y) other Contract concerning a partnership or joint venture, or (z) other similar Contract imposing any obligation upon the Business or the Purchaser with respect to material Transferred IP;

                  (viii) any research and development Contract with a Governmental Entity;

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

                  (ix) any Contract that by its terms specifically purports to materially restrict the Business's right to compete with third parties, or includes covenants restricting the development, marketing or distribution of the products and services of the Business;

                  (x) any Contract relating to exclusive right to sell or distribute Sniffer Products;

                  (xi) any other Contracts that would require the payment by any Seller of $250,000 or more or that is not cancelable without penalty within thirty (30) days of the Closing;

                  (xii) any Contract granting a right of first refusal or first negotiation with regard to a sale of any portion of the Business or any of the Acquired Assets; and

                  (xiii) any Contract with any Affiliate of any Seller (other than another Seller) or any officer, director, employee or consultant of either any Seller or any Affiliate of any Seller, in each case involving future payments in excess of $50,000 individually or $100,000 in the aggregate, that would result in a Liability being transferred to the Purchaser.

            (b) Seller has delivered to Purchaser complete and correct copies of all written Specified Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Specified Contracts.

            (c) (x) Each Transferred Contract and Retained Beneficial Contract is a valid and binding obligation of each Seller that is a party thereto and, to the knowledge of Sellers, is a valid and binding obligation of each of the other parties thereto, and each Transferred Contract and Retained Beneficial Contract is in full force and effect, and (assuming receipt of any required consent) will continue in full force and effect following the Closing, in each case without any breach of any terms or conditions thereof or the forfeiture or impairment of any rights thereunder, (y) each Seller has performed all material obligations required to be performed by it under each Transferred Contract and each Retained Beneficial Contract to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder and
(z) to the knowledge of Sellers, each other party to each Transferred Contract and Retained Beneficial Contract has performed all material obligations required to be performed by such party thereunder, and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder.

            (d) Section 5.9(d) of the Seller Disclosure Schedule lists all Business Contracts between a Seller and any third Person for the distribution or resale of Sniffer Product where such third Person is among the top ten resellers or distributors of Sniffer Product by dollar amount in 2003.

            (e) Section 5.9(e) of the Seller Disclosure Schedule lists all Business Contracts between a Seller and any third Person for the supply of components, manufacture or final assembly of Sniffer Products that occurred in 2003 or 2004 through the date hereof or is currently in effect.

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

      5.10 Governmental Authorization. Section 5 of the Asset Schedule accurately lists the material Seller Authorizations, which Seller Authorizations are in full force and effect, and, to the knowledge of Sellers, constitute all material Permits required to permit Sellers to operate or conduct the Business as currently conducted. There is no action, judicial, administrative or other proceeding, at law or in equity, or investigation pending or, to the knowledge of any Seller, threatened regarding, and no event has occurred that has resulted in or after notice or lapse of time or both would reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction, termination or cancellation of, or order of forfeiture or substantial fine with respect to, any of such Seller Authorizations. None of the Sellers is in material default or material violation of any of such Seller Authorizations.

      5.11 Litigation. As of the date of this Agreement, there is no claim, action, lawsuit, arbitration or similar dispute resolution proceeding, investigation, review or other judicial, administrative or other proceeding, at law or in equity, before any Governmental Entity ("Litigation") pending against, or with respect to, any Seller related to the Business or the Acquired Assets, to the knowledge of any Seller, threatened against any Seller or any of its officers or directors (in their capacities as such) related to the Business, in any case, that if adversely determined would result in a Material Adverse Effect. The Business, the Acquired Assets, the Licensed Patents and the Other Licensed IPR are not subject to any order, writ, judgment, injunction, decree, determination or award.

      5.12  Employee Matters and Benefit Plans.

            (a) Section 5.12(a) of the Seller Disclosure Schedule contains, as of the date hereof (i) a complete and accurate list of all Seller Employees showing for each Seller Employee (including employees on leave of absence), location and name of such Seller Employee (or, for Seller Employees who are International Employees, the employee identification number for such employee), position held, annual salary or wages, and aggregate annual compensation (annual base salary and base wages, plus bonus and commissions, if any) for calendar year 2003, (ii) the number of Seller Employees who are on a leave of absence (other than vacation) immediately prior to the Closing Date, (iii) the number of Seller Employees located within the United States whose position will require action to obtain work authorization (e.g., visa) and the number of International Seller Employees who are nonresident aliens, (iv) a complete and accurate list of each Seller Employee Benefit Plan (as defined below), and (v) a complete and accurate list of each agreement or arrangement between any Seller and any Seller Employees which provides for severance pay, retention payments (or any similar payment of consideration upon the completion of the transactions contemplated herein and/or upon termination of employment), whether written or unwritten, but excluding any agreement or arrangement required by any Governmental Entity or by any applicable law to be provided, provided that the material terms of such agreements or arrangements are determined by such Governmental Entity or applicable law (the "Seller Severance Arrangements"). Sellers have provided or made available to Purchaser true and complete summaries of all Seller Employee Benefit Plans and Seller Severance Arrangements (or, to the extent any of same are unwritten, accurate written descriptions thereof).

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                                                                            -44-

            (b) (i) Except as would not be reasonably likely to have a Material Adverse Effect, each Seller Employee Benefit Plan, Seller Severance Arrangement and Legally Mandated Benefit (collectively, the "Seller Benefits" and individually a "Seller Benefit") has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; and (ii) there is no commitment that has been communicated verbally or in writing to any Seller Employee that any Seller Benefits be materially amended or otherwise modified to increase benefits (or the levels thereof).

            (c) "Seller Employee Benefit Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement or pension, bonus awards, performance awards, retention or other change in control awards, incentive compensation, stock or stock-related awards, paid time off, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA and any plans that would be "employee benefit plans" within the meaning of
Section 3(3) of ERISA if they were subject to ERISA (such as foreign plans and plans for directors) which, in each case, is or ever has been sponsored, maintained, entered into, contributed to, or required to be contributed to, by any Seller or Affiliate of any Seller for the benefit of any Seller Employee or officer, employee, consultant or similar representative providing or formerly providing services with respect to the Business, and with respect to which any Seller or Affiliate of any Seller has or may have any Liability but excluding any Seller Severance Arrangement and, further excluding any benefit required by any Governmental Entity or by any applicable law to be provided, provided that the material terms of such agreement or arrangement are determined by such Governmental Entity or applicable law ("Legally Mandated Benefits").

            (d) With respect to any "employee benefit plan," within the meaning of Section 3(3) of ERISA, that is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the date of this Agreement, by Sellers or any of their ERISA Affiliates, (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which liability has not been satisfied, (iii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or
Section 412 of the Code has been incurred, and (iv) no condition exists or event or transaction has occurred with respect to any such plan which could result in Sellers incurring any material liability, fine or penalty.

            (e) Neither the Sellers nor any of their ERISA Affiliates contributes or has an obligation to contribute, and has not within six years prior to the date of this Agreement contributed or had an obligation to contribute, to a multiemployer plan within the meaning of Section 3(37) of ERISA.

      5.13  Labor Matters.

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                                                                            -45-

            (a) Except as set forth in Section 5.13(a) of the Seller Disclosure Schedule, (i) Sellers have not agreed to recognize any labor union, collective bargaining representative, works council, or other form of employee representative; (ii) no labor union, collective bargaining representative, works council, or other form of employee representative has been certified as the bargaining representative of any of the Seller Employees; (iii) to the knowledge of Sellers, no union organizing campaign or representation petition is currently pending with respect to any of the Seller Employees; and (iv) none of the Sellers is a party to any contract with any labor union, collective bargaining representative, works council, or other employee representative. There is no pending or, to the knowledge of the Sellers, threatened labor dispute, strike or work stoppage against the Sellers, which may interfere with the Business. Each International Seller Employee who has entered into an individual employment agreement with Sellers in form substantially similar to the templates provided to Purchaser.

            (b) All Seller Employees have been paid in full (or Sellers have fully accrued for) all wages, salaries, commissions, bonuses, vacation, sick pay, or other compensation for all services performed by them as of the date of this Agreement, payable in accordance with the obligations of the Sellers under any employment practices and policies or any employment agreement to which the Sellers are a party or are bound. To the knowledge of Sellers, all Seller Employees are lawfully authorized to work in their present location under the laws of the jurisdiction in which they work. There are no material claims, administrative charges, arbitration or mediation proceedings, or court complaints pending or, to the knowledge of the Sellers, threatened against any of the Sellers before any Governmental Entity or any other entity relating to the terms and conditions of the employment of Seller Employees. To the knowledge of Sellers, no Seller Employee will not accept Purchaser's offer of employment pursuant to Section 8.8(a) or 8.8(b) hereof.

            (c) To the knowledge of Sellers, no Seller Employee and, with respect to the Sniffer Business, no independent contractor or consultant is in violation of any term of any employment, services or other contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to (i) the right of any such person to be employed or retained by Sellers or their Affiliates, or (ii) the use by or for the benefit of any Seller or an Affiliate of a Seller of the trade secrets, intellectual property, or confidential or proprietary information of others. To the knowledge of Sellers, no Seller Employee, and, with respect to the Sniffer Business, no Seller independent contractor or any other person currently providing services to a Seller or an Affiliate of a Seller is in violation in any material respect of any term of any employment, services or other contract, non-disclosure agreement, non-competition agreement, or restrictive covenant relating to the Business, except as such violations which have been cured prior to the date of this Agreement.

      5.14 Insurance. Sellers have in full force and effect insurance policies of the type and in an amount (subject to reasonable deductibles) sufficient to cover the assets, business, equipment, properties and operations related to the Business.

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                                                                            -46-

      5.15 Compliance with Laws. Sellers have complied with and are not in material violation of, and have not received any written notices of violation with respect to, any material foreign, federal, state or local statute, law, regulation, order, judgment or decree with respect to the conduct of the Business or the Seller Employees or with respect to the ownership or operation of the Acquired Assets.

      5.16 Sufficiency of Assets. The Acquired Assets, the Licensed IP, the services and benefits provided under the Transition Services Agreement, the rights and benefits, if any, provided to Purchaser pursuant to Section 2.4, and any rights or licenses granted or services provided pursuant to any other Contract entered into pursuant to this Agreement, constitute sufficient assets, services and rights of Sellers and their Affiliates necessary to enable Purchaser, following the Closing, to continue to operate the Business in substantially the same manner as such Business was conducted prior to the Closing Date, provided that Purchaser has the use of assets, services and rights equivalent to the (i) Indian Assets, (ii) the Shared Contracts listed in Section
5.16 of the Seller Disclosure Schedule, (iii) the Infrastructure IP, and (iv) the services identified in the Transition Services Agreement as not being provided to Purchaser under such agreement.

      5.17 Brokers. Except for any obligation Sellers may have to J.P. Morgan in connection with the transactions contemplated under this Agreement, which shall be paid by Sellers, Sellers and their Affiliates have taken no action, that would give rise to any claim by any Person for brokerage commissions, finder's fees or similar payments by Purchaser or Sellers relating to this Agreement or the transactions contemplated hereby.

      5.18  Financial Matters.

            (a) Section 5.18(a) of the Seller Disclosure Schedule sets forth the net revenue from the Business, determined in a manner consistent with GAAP, including from the sale of the Sniffer Products, for the year ended December 31, 2003, which net revenue has been derived in good faith by NAI from its condensed consolidated statement of operations and comprehensive income for such period which has been prepared in accordance with GAAP (other than the absence of footnotes and similar presentations). Net revenue from the Business for such period, if prepared on a stand-alone basis in accordance with GAAP, would not differ in any material respect that is adverse with respect to the Business from such net revenue set forth in Section 5.18(a) of the Seller Disclosure Schedule.

            (b) Section 5.18(b) of the Seller Disclosure Schedule sets forth the (i) gross Accounts Receivable, (ii) trade accounts payable for the Business, and (iii) gross Inventory level, each as of December 31, 2003 and, in each case, determined in accordance with GAAP.

            (c) For purposes of this Agreement, "Sniffer Deferred Revenue" means the deferred revenue attributable to the Business determined in accordance with GAAP, including, but not limited to, (i) all direct deferred revenues (including foreign direct deferred revenues), (ii) manual entries (including deferred revenue reserves and foreign manual deferred revenues), and (iii) related currency translation adjustments. Section 5.18(c) of the Seller Disclosure Schedule sets forth

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                                                                            -47-
the Sniffer Deferred Revenue as of December 31, 2003, which amounts are derived in good faith by NAI from its deferred revenue balances as set forth in its consolidated balance sheet as of such date which has been prepared in a manner consistent with GAAP. Sniffer Deferred Revenue at December 31, 2003, if prepared on a stand-alone basis in accordance with GAAP, would not differ in any material respect from such deferred revenue set forth in Section 5.18(c) of the Seller Disclosure Schedule. Since December 31, 2003, except as required by GAAP,
Sellers have not changed, amended or otherwise modified any accounting practice or policy with respect to Sniffer Deferred Revenue.

            (d) The Accounts Receivable in existence as of the Closing (i) will have arisen from bona fide transactions in the Ordinary Course of Business and are payable on customary trade terms, (ii) will be legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, and (iii) will not represent obligations for goods or services sold on consignment, on approval or on a return basis or subject to any other repurchase or return arrangement.

      5.19 Related Party Transactions. Except as set forth on Section 5.19 of the Seller Disclosure Schedule, no Seller has made any loan to, or entered into any other transaction outside of a general employment relationship with, any of the officers and employees of the Business. There is no agreement, contract, or transaction between the Business and any other business or division of any Seller or any Affiliate of any Seller ("Intercompany Agreements").

      5.20 Customers. Section 5.20 of the Seller Disclosure Schedule contains the Customer List, which is accurate and complete in all material respects as of the date hereof. The Customer List also specifies for each Customer on the Customer List: (i) the date on which the Sellers' support and maintenance obligations expire; (ii) the level of support provided; (iii) the names of the applicable Sniffer Products covered by support or maintenance; and (iv) the number of nodes licensed for each product. Except as set forth in Section 5.20 of the Seller Disclosure Schedule, to Sellers' knowledge, no Seller, since December 31, 2002 through the date of this Agreement, has been involved in any material dispute pertaining to Sniffer Products with any material Customer.

      5.21 Financial Records. To their knowledge, Sellers possess financial records and information with respect to the Business for (x) the fiscal years ending December 31, 2002 and 2003, (y) the quarterly periods during such fiscal years and 2004 (through Closing), and (z) the period from January 1, 2004 through the Closing Date sufficient to enable Sellers or Purchaser to prepare the audited financial statements with respect to the Business for such periods and at such dates (the "Audited Financials") and other financial data and disclosure for such periods that would be required by the Securities and Exchange Commission in a Form S-1 of Purchaser, including the information currently required by Items 11(c), (f), (g) and (h) of a Form S-1 with respect to such years. For purposes of the truth and accuracy of the representation and warranty set forth in the first sentence of this Section 5.21, and the closing condition in Section 9.3(a), the parties acknowledge that unless (i) NAI actually believes, after due inquiry of others, that, or (ii) PWC affirmatively informs NAI in writing that, Sellers do not possess financial records and information with respect to the Business

                       STARBURST ASSET PURCHASE AGREEMENT
sufficient to enable Sellers or Purchaser to prepare the Audited Financials and the other information referred to in the first sentence of this Section 5.21, such representation and warranty shall be deemed to be true and correct.

      5.22 Environmental Matters. Sellers and Sellers' operation of the Business have been and are in material compliance with all applicable Environmental Laws, and there are no conditions or circumstances arising out of or related to Sellers' past or present operation of the Business that have given or could reasonably be expected to give rise to any material liabilities or claims against Sellers under any Environmental Laws.

      5.23 Real Property. Sellers have made available to Purchaser correct and complete copies of each Assigned Lease together with all amendments thereto. Each Assigned Lease is valid, binding, and in full force and effect, in all material respects, and has not been otherwise amended, modified, waived or changed in any material respect or manner. No Seller and, to the knowledge of Sellers, no other party to any Assigned Lease is in material breach or default thereunder. No event has occurred that, with the lapse of time or giving of notice or both, would constitute a material event of default or a material default under any Assigned Lease.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to Sellers as follows as of the date hereof and as of the Closing:

      6.1 Organization, Standing and Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified to do business and is in good standing in the State of Delaware and each jurisdiction in which the nature of the business conducted by Purchaser or the ownership or leasing of its properties make such qualification necessary, other than such failures that individually or in the aggregate could be reasonably expected to prevent or materially delay or impair the ability of Purchaser to perform its obligations under this Agreement and the other Operative Documents.

      6.2   Authority.

            (a) Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the other Operative Documents and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other Operative Documents, the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. Each of this Agreement and the other Operative Documents has been, or will have been at the

                       STARBURST ASSET PURCHASE AGREEMENT

Closing, duly executed and delivered by Purchaser and constitutes, or will constitute as of the Closing, the valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors.

            (b) The execution and delivery of this Agreement and the other Operative Documents does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any provision of the organizational documents of, Purchaser.

            (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and the other Operative Documents, the performance by Purchaser of its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and the antitrust or competition laws of any foreign jurisdiction, U.S. export control laws and Exon Florio regulations.

      6.3 Financing. Purchaser has sufficient financial resources so as to enable Purchaser to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement.

                                  ARTICLE VII

                            CONDUCT PRIOR TO CLOSING

      7.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, each Seller agrees, and NAI shall cause each other Seller to, with respect to the Business (except to the extent that Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld), carry on the Business in the Ordinary Course of Business, and continue to pay its debts and taxes when due, to pay or perform other obligations when due, and to use reasonable efforts to keep employed each Seller Employee and to preserve intact the Acquired Assets and all material relationships with third parties that have existing agreements with Sellers with respect to the Business. NAI shall promptly notify Purchaser of any material event or occurrence not in the Ordinary Course of Business. Except as expressly contemplated by this Agreement, Sellers shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld in the case of clauses (a), (c)(iii), and (e) below:

            (a) enter into any commitment or transaction or Contract related primarily to the operation of the Business that is not (i) in the Ordinary Course of Business or (ii) that will be a Shared Contract or that will be a Transferred Contract that will require consent of a third Person to assign to Purchaser at Closing;

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

            (b) (i) transfer to any third Person ownership of, or otherwise grant licenses to, or otherwise disclose or release to any third Person, any Transferred IP, other than non-exclusive licenses of Sniffer Products pursuant to Customer Contracts entered into in the Ordinary Course of Business that are not Shared Contracts, or (ii) enter into any Inbound IP Contract;

            (c) enter into any Business Contracts (i) pursuant to which a third Person is granted exclusive marketing or exclusive distribution rights with respect to any Sniffer Products or any other marketing or distribution rights that cannot be terminated by Purchaser without penalty within 30 days after the Closing Date, (ii) which by its terms limits the ability of Purchaser to compete with any Person or in any geographic region or business after Closing, or (iii) which would require the payment of $250,000 or more by any Seller or Purchaser other than the purchase of Sniffer Product hardware and software in the Ordinary Course of Business;

            (d) without limiting Sellers' obligations or rights under Section 2.9, Sellers will not knowingly use, embed or otherwise incorporate Divested Technology (or Technology that would be Divested Technology if the Closing were the date hereof), or any of the Transferred Technology contained in the Sniffer Products in any product of the Retained Business, except to the extent that such Technology is used as of the date hereof;

            (e) terminate, amend or otherwise modify in any material respect, or violate the material terms of any of the Transferred Contracts or Retained Beneficial Contract, other than in the Ordinary Course of Business;

            (f) commence any Litigation related primarily to the Business other than any Litigation to enforce the Transferred IP or the Retained IP or to collect accounts receivable or enforce any Customer Contracts;

            (g) sell, lease, license or otherwise dispose of any of tangible assets used primarily in the Business other than (i) sales of Inventory in the Ordinary Course of Business; (ii) sales of obsolete or worn-out equipment no longer used in the Business, (iii) non-exclusive licenses of Sniffer Products to Customers in the Ordinary Course of Business, or (iv) manufacturing or assembly related licenses in the Ordinary Course of Business;

            (h) grant any Lien, or permit or suffer to exist any Lien other than a Permitted Lien, in any of the Acquired Assets or cancel any material debts or waive any material claims or rights pertaining to the Business of the Acquired Assets;

            (i) fail to maintain the Acquired Assets in good operating condition (ordinary wear and tear excepted);

            (j) enter into any Intercompany Agreement other than in the Ordinary Course of Business;

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            (k)   fail to maintain Inventory at a level sufficient to serve the then-current requirements of the Business and otherwise in amounts consistent with the Business' past Inventory management practices in the Ordinary Course of Business;

            (l) except as set forth on Section 7.1(l) of the Seller Disclosure Schedule, adopt, amend, modify or terminate any bonus, profit sharing, incentive, employment, retention, severance, change in control, retirement, welfare or other plan, contract or commitment for the benefit of any of the Seller Employees, except to the extent it would not result in any liability to Purchaser and would not create any financial incentive for a Seller Employee to remain in the employ of any Seller after the Closing Date (other than any benefits or other compensation arrangements implemented broadly and consistently NAI-wide);

            (m) (i) materially change the pricing or royalties set or charged by any Seller in connection with the Business, and (ii) except for any modification effected broadly and consistently across NAI's sales force that apply uniformly to the sale of Sniffer Products and Sellers' other products, adopt or modify the commission or other incentives to be paid to Sellers' sales force relating to the Sniffer Products or modifying the sales quotas for Sniffer Products for any Seller Employee;

            (n) except as set forth in Section 7.1(n) of the Seller Disclosure Schedule, enter into any Business Contract that would provide for customer support or maintenance for a term exceeding one (1) year;

            (o) increase the base salary or wage rate of any Seller Employee, except in the Ordinary Course of Business for those Seller Employees who are not the Sniffer management employees listed in Section 7.1(o) of the Seller Disclosure Schedule;

            (p) except in the Ordinary Course of Business, terminate any Seller Employee or hire any employees to work primarily in the Business;

            (q) enter into any joint marketing or development agreement, any agreement concerning a partnership, joint venture or business alliance agreement;

            (r) change, amend or otherwise modify any accounting practice or policy with respect to Sniffer Deferred Revenue, except as required by GAAP;

            (s) (i) change, amend or otherwise modify any existing Business Contracts, except in connection with the sale of additional products to an existing customer in the Ordinary Course of Business, or (ii) take any other action outside the Ordinary Course of Business, in either case in a manner that results in reversals of the amount of manual deferred revenues of the Business;

            (t) change, amend or otherwise modify any material practice or policy relating to the purchasing, manufacturing, distribution, marketing, sales or operations of Sellers relating to the

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

Business, including engaging in any promotional sales or discounts, other than in the Ordinary Course of Business; or

            (u)   agree in writing or otherwise to do any of the foregoing.

      7.2   Conduct Regarding Indian Employees.

            (a) During the period from the Closing Date and continuing until the Second Closing, each Seller agrees, and NAI shall cause each other Seller to, with respect to the Indian Employees (except to the extent that Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld), use commercially reasonable efforts to continue to employ the Indian Employees. NAI shall promptly notify Purchaser of any event or occurrence not in the Ordinary Course of Business with respect to the Indian Employees. Except as expressly contemplated by this Agreement, Sellers shall not, without the prior written consent of Purchaser:

                  (i) sell, lease, license or otherwise dispose of any of the material tangible Indian Assets used by the Indian Employees or fail to maintain in good working order (other than ordinary wear and tear) or make such assets available to the Indian Employees;

                  (ii) take or cause to be taken any action that could reasonably be expected to adversely affect in any material respect the consummation of the Second Closing;

                  (iii) except as set forth in Section 7.2(c) of the Seller Disclosure Schedule, increase the compensation payable to or to become payable to any Indian Employee (including any increase in any severance liability assumed by Purchaser);

                  (iv) grant any severance or termination pay (other than pursuant to the severance policies of the Seller Severance Arrangements as in effect on the date of this Agreement) to, or enter into any employment or severance agreement with, any Indian Employee, either individually or as part of a class of similarly situated persons other than in the Ordinary Course of Business and consistent with past practice or agreements which would not reasonably be expected to result in a liability to Purchaser (including any increase in any severance liability assumed by Purchaser); or

                  (v)   agree in writing or otherwise to do any of the foregoing

            (b) At the Second Closing, NAI India will issue termination letters to the Indian Employees, and Purchaser's India affiliate will issue appointment letters to the Indian Employees.

            (c) At the Second Closing, NAI India and Purchaser's India affiliate will enter into such documentation with respect to the transfer of the Indian Lab Equipment as is necessary or desirable under Indian law to effect such transfer.

      7.3   Delivery of Financial Statements.

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

            (a) Purchaser expects to engage PWC to audit the Annual Business Financial Statements and the Stub Business Financial Statements and to review the Quarterly Business Financial Information. Sellers agree to cooperate and assist in good faith Purchaser in the preparation of the Business Financial Statements, including Sellers (i) preparing financial statements with respect to the Business for the annual periods ended at December 31, 2002 and December 31, 2003 that would be required by the SEC in a Form S-1 of Purchaser with respect to such annual periods (the "Annual Business Financial Statements"), (ii) preparing financial information with respect to the Business for each full quarterly period ended and ending between December 31, 2003 and the Closing Date that would be required by the SEC in a Form S-1 of Purchaser with respect to such quarterly periods (the "Quarterly Business Financial Information"), (iii) preparing financial statements with respect to the Business for the period between December 31, 2003 and the Closing Date that would be required by the SEC in a Form S-1 of Purchaser with respect to such period (the "Stub Business Financial Statements" and together with the Annual Business Financial Statements and the Quarterly Business Financial Information, the "Business Financial Statements"), (iv) executing and delivering customary management representation letters to PWC and otherwise cooperating with PWC in connection with PWC's audit of the Annual Business Financial Statements and the Stub Business Financial Statements and its review of the Quarterly Business Financial Information as PWC determines in its sole discretion, (v) affording PWC, Purchaser and the Purchaser Representatives access to any employee of any Seller or any Affiliate of any Seller and to properties, books, contracts, commitments, records and information of any Seller or any Affiliate of any Seller, including existing internal financial statements, to the extent reasonably requested to prepare the Business Financial Statements.

            (b) Sellers agree to promptly commence gathering the information necessary to prepare the Business Financial Statements upon the execution of this Agreement and, subject to Section 7.3(d), to deliver drafts of the Business Financial Statements to PWC within four (4) months of the Closing.

            (c) If any issues or matters arise with respect to the Business Financial Statements, including inquiry by the SEC or other regulatory or governmental agency, Sellers agree to cooperate in good faith with Purchaser's efforts to resolve such issues or matters, including executing and delivering additional customary management representation letters to PWC in connection with any information as may be reasonably requested by the Securities and Exchange Commission or other regulatory or governmental agency.

            (d) In the event that (i) Sellers fail to prepare the Business Financial Statements as a result of the Sellers not possessing sufficient financial records or any good faith failure to deliver a management representation letter (due to the inability to factually make the requested representation), and (ii) Sellers have not breached their representation in
Section 5.21 on the date hereof or on the Closing Date, Sellers' failure to ultimately deliver such Business Financial Statements shall not constitute a breach of this Section 7.3. In the event that Sellers are unable to deliver Business Financial Statements, Sellers agree to cooperate in good faith with Purchaser to

                       STARBURST ASSET PURCHASE AGREEMENT
prepare alternative financial statements for the fiscal periods specified in clauses (i), (ii) and (iii) of Section 7.3(a).

            (e) In connection with the foregoing, access by Purchaser (but not PWC to the extent they would constitute any restriction on the ability of PWC to conduct the audit) may be subject to the Competitive Limitations.

            (f) For the avoidance of doubt, Purchaser and Purchaser's management have the final authority and responsibility with respect to the Business Financial Statements.

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

      8.1   Access to Information.

            (a) Subject to Purchaser's obligations set forth in Section 8.2, and subject to any applicable law that restricts Sellers from disclosing information related to the Seller Employees, as reasonably determined by Sellers, Sellers shall afford Purchaser and the Purchaser Representatives (i) full access to the Seller Employees and the information in the control or possessed by the Seller Employees that relates to the Business, and (ii) reasonable access to any other employees of Seller, and to properties, books, contracts, commitments, records and information, including existing internal financial statements, business plans and projections, to the extent relating to the Business, in each case during normal business hours upon reasonable notice during the period prior to the Closing Date or termination of this Agreement pursuant to its terms. Each Seller agrees to provide to Purchaser and the Purchaser Representatives copies of all information reasonably requested by Purchaser, including existing internal financial statements, business plans and projections, to the extent relating to the Business upon request.

            (b) During the period prior to the Closing, Sellers agree to cooperate in good faith with Purchaser in connection with Purchaser's efforts to plan and implement the transition of the Business to operate on a stand-alone basis, including (i) providing information reasonably requested by Purchaser to
(A) negotiate and prepare the "Statement of Works" defined in the Transition Services Agreement and (B) plan and implement the transition of the Business to operate on a stand-alone basis and use the services to be provided by Sellers to Purchaser pursuant to the Transition Services Agreement, and (ii) Purchaser assuming responsibility for the services to be provided to Purchaser by Sellers under the Transition Services Agreement. During the period prior to the Closing, Sellers also agree to make available the relevant Seller Employees to provide introductions and access to suppliers, customers and other persons with contractual or other business relationships with the Business, and to the extent that the relevant principal business contact with such Person is not a Seller Employee, an appropriate employee of Sellers shall provide such introductions and access.

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

            (c) After the Closing, upon reasonable notice to Sellers, Purchaser and Purchaser Representatives shall have reasonable access, during normal business hours, to Sellers' employees and to any books, records, documents, files and correspondence with respect to the Business to the extent not included in the Acquired Assets and to the extent that such access may reasonably be required in connection with (i) the preparation and any audit by PWC of the financial statements of the Business contemplated by Section 5.21 (such audit to be at the expense of Purchaser), (ii) any of the services provided to Purchaser under the Transition Services Agreement, or (iii) any other reasonable legal (subject to appropriate measures to protect privilege and confidentiality), financial, accounting, tax or other applicable regulatory purpose relating to the Business (including the preparation of a registration statement to be filed with the SEC).

            (d) Sellers agree to cooperate with Purchaser in connection with Purchaser obtaining a credit facility to finance the working capital and other financing needs of the Business after the Closing by providing Purchaser, Purchaser's representatives and Purchaser's designated potential debt financing sources with reasonable access, during normal business hours and upon reasonable notice, to employees of NAI, books, legal (subject to appropriate procedures to protect attorney-client privilege or confidentiality), financial records and information with respect to the Business and making the employees of NAI available to the extent reasonably required (including the preparation of a registration statement to be filed with the SEC).

            (e) Sellers agree to cooperate with Purchaser in connection with Purchaser obtaining a credit facility to finance the working capital and other financing needs of the Business after the Closing by providing Purchaser, Purchaser's representatives and Purchaser's designated potential debt financing sources with reasonable access, during normal business hours and upon reasonable notice, to employees of NAI, books, financial records and information with respect to the Business and making the employees of NAI available to the extent reasonably required.

            (f) No information or knowledge obtained by the officers, employees and authorized agents and representatives (including counsel and accountants pursuant to this Section 8.1 will affect or be deemed to modify any representation or warranty made by Sellers herein.

            (g) Without limiting the generality of the foregoing, and subject to the terms of Section 8.2 hereof, Sellers may impose reasonable restrictions on access to its books, records and other information to protect its confidential information and the competitive position of the Retained Business (any such restrictions being "Competitive Limitations").

      8.2   Confidentiality.

            (a) Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any investigation pursuant to Section 8.1, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby confidential in accordance with the terms and conditions contained in the NDA. The NDA shall terminate effective as of the Closing. If this Agreement is, for any reason, terminated prior to the Closing, the NDA shall continue in full force and effect in accordance with its terms. Sellers will treat and hold

                       STARBURST ASSET PURCHASE AGREEMENT
confidential any information concerning the businesses and affairs of the Business that is not now or subsequently (other than by virtue of Sellers' violation of this Section 8.2) generally available to the public (the "Purchaser Confidential Information") for a period of two (2) years after the Closing Date; provided that notwithstanding the foregoing, Sellers and their sublicensees, assignees and transferees shall at all times treat any Purchaser Confidential Information constituting Prime Technology in the same manner that Sellers treat their own similar confidential information. Subject to Sellers' obligations under Section 2.9, nothing set forth herein or in the NDA shall restrict or limit Sellers' use of any Purchaser Confidential Information known to or retained by Sellers following the Closing, including Purchaser Confidential Information embodied by the Acquired Assets, in any manner and for any purpose, provided that any Purchaser Confidential Information that is Prime Technology or Transferred Intellectual Property Rights may be used or disclosed only pursuant to the terms of the licenses granted to Sellers pursuant to Section 3.2.

            (b) Purchaser will treat and hold confidential any information concerning the businesses and affairs of the Retained Business that is not now or subsequently (other than by virtue of Purchaser's violation of this Section 8.2) generally available to the public (the "Seller Confidential Information") for a period of two (2) years after the Closing Date; provided that, notwithstanding the foregoing, Purchasers and their sublicensees, assignees and transferees shall at all times treat any Seller Confidential Information constituting Retained Technology in the same manner that Purchaser treat its own similar confidential information. Nothing set forth herein or in the NDA shall restrict or limit Purchaser's use of any Seller Confidential Information known to or disclosed to Purchaser, including Seller Confidential Information embodied by the Shared Technology, in any manner and for any purpose, provided that any Seller Confidential Information that is Sellers' IP may be used or disclosed only pursuant to the terms of the licenses granted to Purchaser pursuant to
Section 3.1.

            (c)   None of the restrictions or limitations set forth in this
Section 8.2 or in Sections 3.1(b) or 3.2(b) shall apply to Residual Information. "Residual Information" shall mean information that is retained in the unaided memory of an employee of a Seller or Purchaser, as the case may be, who has had access to Confidential Information of the other or which otherwise constitutes the general knowledge or skills of such employee. Neither party will intentionally disclose to third parties information known to be material Confidential Information (even if such information is Residual Information) of the other party except pursuant to a non-disclosure agreement.

            (d) At the Closing, to the extent available and permitted under such agreements, NAI will deliver a copy of the confidentiality agreements between Seller and Persons other than the Purchaser or its Affiliates that were entered into in connection with, or relating to, a possible sale of the Business. At the request of Purchaser during the two-year period after the Closing Date, NAI agrees to (i) take such action as may be reasonably necessary to enforce the rights thereunder as they relate to the Business for the benefit of Purchaser or (ii) otherwise assign to Purchaser such rights or enter into a mutually satisfactory arrangement with respect to such rights, in each case, at Purchaser's cost and expense. In addition, to the extent it has not previously done so, NAI or its

                       STARBURST ASSET PURCHASE AGREEMENT

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

representatives will promptly request the return or destruction of all nonpublic information related to the Business provided by such Seller, its Affiliates and its representatives that is subject to such confidentiality agreements.

      8.3 Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including without limitation any brokerage or finder's fees, expenses, and/or commissions or investment banking fees and expenses or other such similar fees, and expenses, and any legal, audit, and investor relations fees and expenses) shall be paid by the party incurring such fees and expenses, whether or not the Acquisition is consummated.

      8.4 Public Disclosure. NAI and Purchaser, and each of their designated employees and representatives, shall consult with each other before issuing any press releases relating to the Acquisition and this Agreement and will not issue any such press release prior to receiving consent of the other party (such consent not to be unreasonably withheld) prior to its release.

      8.5 Sniffer Customer and Channel Partner Communication. Exhibit C hereto sets forth the joint letter of Purchaser and NAI to be mailed by NAI to the Sniffer customers and channel partners following the public announcement of the transaction. Without limiting the foregoing, NAI and Purchaser and their representatives shall cooperate in all communications to the Sniffer customers and employees of relevant details of the transaction and plans for the Business and Sniffer Products, and Purchaser shall have the opportunity to review and comment in advance on any such communication, to the extent allowable by law. Sellers shall also permit Purchaser to participate in Seller's meetings with Sniffer customers to the extent relating to the Sniffer Products and Business after the Closing and assist Purchaser upon Purchaser's request in obtaining access to Sniffer customers.

      8.6 Legal Requirements. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken, all reasonable actions, and to do promptly, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals under applicable laws and regulations and to effect all necessary registrations and filings under applicable laws and regulations and to remove any legal injunctions, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

      8.7 Notification of Certain Matters. NAI shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to NAI, of any of the following:

            (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which may cause any representation or warranty of such party or its Affiliates (in the case of NAI) in this Agreement to be untrue or inaccurate at the Closing Date in any material respect;

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

            (b) any failure of such party or its Affiliates (in the case of NAI) to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

            (c) change or event, or series of changes or events having or reasonably expected to have a Material Adverse Effect on it (in the case of Sellers) or that would be reasonably be expected to cause any of the conditions in Article IX not to be satisfied or to cause the satisfaction thereof to be materially delayed;

            (d) the receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

            (e) any Litigation commenced or, to the knowledge of Purchaser or to the knowledge of Sellers, threatened against Purchaser or Sellers that seeks to prohibit or prevent consummation of the transactions contemplated by this Agreement;

provided, however, that the delivery of any notice pursuant to this Section 8.7 shall not limit or otherwise affect any remedies available to the party receiving such notice. Each of the parties to this Agreement shall use all commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill or cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

      8.8   Employee Matters.

            (a) Employment Offers. Each of the Seller Employees shall be offered employment by Purchaser within an administratively reasonable period of time after the date hereof, to be effective as of the Closing, and with respect to the Indian Employees, such offer of employment shall be effective as of the Second Closing (the "Employment Offer"), which offers may be conditioned upon
(i) the occurrence of the Closing, and the Second Closing in the case of the Indian Employees, and (ii) the active employment of such Seller Employee as of the Closing Date, and the Second Closing in the case of the Indian Employees, or the absence of such Seller Employee from active employment as of the Closing Date, and the Second Closing in the case of the Indian Employees, by reason of an approved leave of absence (any such absent employee, an "LOA Employee"). Each Employment Offer shall (i) be for a position similar to Seller Employee's current position unless Purchaser determines, in its sole discretion that a different position is more suitable for such Seller Employee in light of Purchaser's plans for the operation of the Business and evaluation of Seller Employee's skills and experience (except in the case of International Seller Employees whose employment agreements shall transfer by requirement of the Transfer Regulations, who shall be offered a position similar to such employee's current position), (ii) be at a location that is not greater than fifty (50) miles from the Seller Employee's current work location or the work location to which such Seller Employee is scheduled to move according to workplace consolidation plans announced by Seller prior to the Closing Date, and the Second Closing in the

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

case of the Indian Employees, and (iii) include an offer to provide base pay that is equal to or higher than such Seller Employee's base salary as of the date hereof and provide for commercially reasonable employee benefits in the aggregate, including, for some Seller Employees, options to purchase shares of Purchaser Common Stock; provided, however, that subject to the following provisions of this Section 8.8, the foregoing shall not be construed to prevent Purchaser from changing the position, location, base pay, benefits or any other terms and conditions of employment of any Transitioning Employees following the Closing Date, and the Second Closing in the case of the Indian Employees. Seller Employees who accept Employment Offers and actually (i) commence employment with Purchaser on the Closing Date, and the Second Closing in the case of the Indian Employees, or (ii) in the case of LOA Employees, actually commence employment with Purchaser upon expiration of their authorized leave of absence (the "Transitioning Employees") shall become employees of Purchaser or one of its Control Affiliates effective on the Closing Date, and the Second Closing in the case of the Indian Employees, and in the case of LOA Employees, effective upon expiration of their authorized leave of absence ("LOA Employee Transition Date") and their employment with Sellers shall cease on the same date. Sellers agree to cooperate in good faith with Purchaser to achieve the acceptance of all of the Employment Offers. Sellers agree to promptly notify Purchaser in the event that, prior to the Closing Date, and prior to the Second Closing with respect to the Indian Employees, any Seller Employee who received an Employment Offer (i) ceases for any reason to be employed by Sellers, or (ii) notifies Sellers of his or her intention to terminate employment with Sellers or to reject an Employment Offer. Sellers agree that promptly after delivery of the Employment Offers, Sellers will communicate to those Seller Employees who are located in the United States who received the Employment Offers that Sellers do not anticipate having a need for the services of such Seller Employees after the Acquisition of the Business by Purchaser, and Sellers shall terminate all such Seller Employees who are officers or key managers of a Seller and have a written employment agreement with NAI, which termination shall occur on the Closing Date or in the case of such Seller Employee who is an LOA Employee, on the expiration of his or her authorized leave of absence. Notwithstanding the foregoing, International Seller Employees whose employment agreements are listed in Section 8.8(b) of the Seller Disclosure Schedule shall have their employment (including the terms and conditions of such employment) transferred pursuant to the Transfer Regulations.

            (b) International Seller Employees. Purchaser acknowledges and agrees that (i) the transactions contemplated by this Agreement may constitute a relevant transfer of employment from a Seller to Purchaser for purposes of the Transfer Regulations, (ii) the transactions contemplated by this Agreement will not operate so as to terminate any of the employee agreements of any International Seller Employee listed in Section 8.8(b) of the Seller Disclosure Schedule which are required to transfer to Purchaser pursuant to the Transfer Regulations, and (iii) the employment agreements of the International Seller Employees listed in Section 8.8(b) of the Seller Disclosure Schedule that are subject to transfer pursuant to of the Transfer Regulations, shall be transferred to Purchaser with effect from the Closing Date. Notwithstanding the foregoing, the employee agreements of the Indian Employees which Purchaser is required to assume under applicable law shall be transferred to Purchaser effective as of the Second Closing.

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            (c)   Cooperation with Respect to Transitioning Employees. Sellers shall assist Purchaser in communicating with each of the Seller Employees. Representatives of Purchaser and Sellers shall jointly inform the Seller Employees of the Acquisition on or about the Closing Date, except as otherwise required by the Transfer Regulations. Purchaser shall cooperate with Sellers with respect to any communications required by the Transfer Regulations, including, but not limited to, communications to any International Seller Employees, employee representatives, works councils or Governmental Entities, and shall provide any information that Sellers may reasonably request in writing in order to comply with the Transfer Regulations. Effective as of the Closing, and effective as of the Second Closing in the case of the Indian Employees, Sellers shall waive any covenants not to compete, confidentiality provisions or other similar restrictions that may be applicable to Seller Employees but only to the extent such covenants, provisions or restrictions relate to the Business and would prohibit the Seller Employees from accepting employment with Purchaser or a Control Affiliate thereof or continuing in such employment without violating any such covenants, provisions or restrictions. With respect to each Transitioning Employee subject to U.S. federal income taxes, Purchaser shall prepare and furnish a Form W-2 that shall reflect all wages and compensation paid to such employee for the entire calendar year in which the Closing Date occurs. NAI shall furnish to Purchaser the Forms W-4 and W-5 of each such employee. Purchaser shall send to the appropriate Social Security Administration office a duly completed Form W-3 and accompanying copies of the duly completed Forms W-2. It is the intent of the parties hereunder that the obligations of Purchaser and NAI hereunder shall be carried out in accordance with Section 5 of Revenue Procedure 96-60.

            (d)   Benefits.

                  (i) Sellers will pay in full all wages, salaries, commissions, bonuses, or other compensation (including severance or termination pay) and benefits for all services performed by Seller Employees until the time of such Seller Employee's commencement of employment with Purchaser, except that Sellers will not be responsible for any Liabilities which are assumed by Purchaser pursuant to Section 2.3(a)(iii), (v) and (vi).

                  (ii) Effective as of the Closing Date, the Second Closing in the case of the Indian Employees, or in the case of an LOA Employee, his or her LOA Employee Transition Date (whichever being applicable to a Transitioning Employee shall be that Transitioning Employee's "Benefits Transition Date"), Transitioning Employees shall cease all active participation in the Seller Employee Benefit Plans. As of the Benefits Transition Date, the Transitioning Employees shall be eligible to participate in Purchaser's benefit programs. Following the Closing, Purchaser will give each Transitioning Employee credit for prior service with Sellers for purposes of (1) eligibility and vesting (but not benefit accrual) under any applicable employee benefit plans of Purchaser in which such Transitioning Employee becomes eligible to participate at or following the Benefits Transition Date, provided that if any Seller maintains a comparable Seller Employee Benefit Plan, service shall be credited solely to the extent that such service was or would have been credited for such purposes under such comparable plan, (2) determination of benefits levels under any vacation policy in which such Transitioning Employee becomes eligible to participate at or following the Benefits Transition Date, and (3) such other purposes as may be required by applicable laws. Purchaser shall give credit

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

under those applicable employee benefit plans of Purchaser that are group health plans and in which Transitioning Employees become eligible to participate at or following the Benefits Transition Date, for all co-payments made, amounts credited toward deductibles and out-of-pocket maximums to the extent made, credited or incurred during the calendar year in which the Benefits Transition Date occurs, and with respect to all welfare benefit plans maintained by Purchaser or its Control Affiliates in which Transitioning Employees may become eligible, time accrued against applicable waiting periods by Transitioning Employees (including their eligible dependents) to the fullest extent permitted by the terms of such welfare benefit plans of Purchaser.

                  (iii) Claims of Seller Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance, disability insurance and/or other welfare benefits ("Welfare Benefits") incurred before the Benefits Transition Date shall be the sole responsibility of Sellers and the Seller Employee Benefit Plans. Claims of Transitioning Employees and their eligible beneficiaries and dependents for Welfare Benefits that are incurred from and after the Benefits Transition Date shall be based on the terms of Purchaser's plans that provide for Welfare Benefits and shall be the sole responsibility of Purchaser and its Control Affiliates to the fullest extent covered by the terms of Purchaser's plans that provide for Welfare Benefits. For purposes of this paragraph, a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began.

                  (iv) All claims for health care and dependent care flexible spending account benefits submitted after the Closing Date for expenses incurred prior to the Closing Date by Transitioning Employees shall be paid by Sellers' or its Affiliates' health care and dependent care flexible spending account plan to the extent permitted in accordance with the terms of such plan.

                  (v) Claims for workers' compensation benefits arising out of occurrences prior to the Benefits Transition Date shall be the responsibility of Sellers. Claims for workers' compensation benefits for Transitioning Employees arising out of occurrences on or after the Benefits Transition Date shall be the responsibility of Purchaser.

                  (vi) Sellers shall provide continuation health care coverage as required under COBRA to all individuals who are M&A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury regulation
Section 54.4980B-9) with respect to the sale of the Acquired Assets for the duration of the period to which such individuals are entitled to such coverage.

            (e) Sellers shall comply with the provisions of WARN and similar laws and regulations, if applicable.

      8.9   Accounts Receivable; Inventory.

            (a) Sellers shall promptly pay to Purchaser any Accounts Receivable attributable to the Business which are collected by Sellers on or after the Closing Date.

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

            (b) Purchaser shall use commercially reasonable efforts to collect the Accounts Receivable as of the Closing Date within 60 days after the Closing and shall not discount or otherwise settle or reduce the amount of such Account Receivables. On the 60th day after the Closing, Purchaser will assign to NAI all Accounts Receivable that have not been collected prior to such date and NAI shall pay the Purchaser in cash an amount equal to the gross aggregate dollar value of Accounts Receivable used in the calculation of Modified Working Capital on the Closing Date less the aggregate actual collections of Accounts Receivable by Purchaser from the Closing Date through the 60th day after Closing (provided that Purchaser shall not receive a double recovery for amounts otherwise paid by Sellers under Section 2.3(c)(xii) hereof). Purchaser shall have no right to assign any Accounts Receivable voluntarily discounted by Purchaser.

            (c) Sellers hereby grant to Purchaser a non-exclusive, non-assignable, royalty-free license to use Sellers' Marks set forth on the Inventory included in the Acquired Assets on which such Marks appear as of the Closing Date (the "Trademarked Assets"), as well as on any materials used to fill purchase orders included in the Transferred Contracts. No license is granted or shall be implied: (i) to place further orders for materials bearing those Marks that are not included in the Transferred IP after the Closing or
(ii) to use the Marks that are not included in the Transferred IP in any catalogs, advertisements, brochures, order processing Software or other sales collateral produced after the Closing Date. Purchaser's license pursuant to this
Section 8.9(b) shall terminate upon exhaustion of the Trademarked Assets bearing such Marks.

      8.10 Post-Closing Assurances. Subject to Section 2.4 with respect to Retained Benefit Contracts not assigned as of the Closing Date, after the Closing, each party agrees to execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the transactions contemplated hereby, including, execution and filing any assignment or taking any other actions necessary for transferring, conveying, prosecuting, sustaining, obtaining continuations, continuations-in-part, or divisionals of, reissuing or reexamining any patent or patent application listed in Section 2A of the Asset Schedule, and any other action as may be required to transfer all Transferred Rights to Purchaser. In the event and for so long as any party hereto is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Business, each of the other parties will cooperate with such party and such party's counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article X).

      8.11 Prohibition on Solicitation of Other Acquisition Offers. No Seller shall directly or indirectly through any of its officers, directors, employees, financial advisors, legal counsels, representatives or agents (i) solicit, initiate or encourage any inquiries or proposals that constitute or could reasonably lead to, a proposal or offer for the sale, assignment, transfer or conveyance of the

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Business or the Acquired Assets other than the Acquisition contemplated by this
Agreement (an "Acquisition Proposal") or any sale of NAI, or (ii) engage in negotiations or discussions concerning, or providing non-public information to any person or entity relating to, any Acquisition Proposal. NAI shall notify Purchaser immediately upon receipt of, and immediately communicate to Purchaser the terms of, any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal and keep Purchaser informed, on a current basis, of the status of any such discussions. Without limiting the foregoing, immediately after the execution and delivery of this Agreement, Sellers will, and will cause their Affiliates, and their respective officers, directors, employees, financial advisors, legal counsel, representatives and agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal.

      8.12  Non-Solicitation.

            (a) Purchaser acknowledges that during the course of Sellers' employees' employment with any Seller, Sellers' employees have received and have been privy to Sellers' confidential information and trade secrets, including, information regarding existing employees, their work, and their compensation, and that Sellers have a legitimate interest in ensuring that such confidential information and trade secrets remain confidential and are not disclosed to third parties. Thus, to avoid the actual or threatened misappropriation of such confidential information and trade secrets, Purchaser agrees that for a period of two (2) years immediately subsequent to the Closing, Purchaser shall not, and shall cause its subsidiaries, and its and their respective employees, representatives and agents not to, directly or indirectly solicit any employee of Sellers (other than the Seller Employees) or any of the subsidiaries of the Sellers; provided, however, that the foregoing shall not prohibit Purchaser from employing any individual who has received notice of termination from, or ceased to be employed by, Sellers prior to the first time such individual discussed, directly or with any representative, employment with Purchaser; and provided, further, that the foregoing shall not prohibit Purchaser from soliciting any individual in connection with a general solicitation, through customary means such as use of advertisements, search firms, employment listings services and company postings on websites and other places, not directed primarily or specifically at employees of Sellers.

            (b) Sellers acknowledge that during the course of the Transitioning Employees' employment with any Seller, the Transitioning Employees have received and have been privy to confidential information and trade secrets, including, information regarding Sniffer's existing employees, their work, and their compensation, and that Purchaser has a legitimate interest in ensuring that such confidential information and trade secrets regarding the Sniffer Business remain confidential and are not disclosed to third parties. Thus, to avoid the actual or threatened misappropriation of such confidential information and trade secrets, Sellers agree that for a period of two (2) years immediately subsequent to the Closing, Sellers shall not directly or indirectly, and shall cause their respective subsidiaries, and its and their respective employees, representatives and agents not to, solicit any employees of Purchaser or any of the subsidiaries of the Purchaser (including the Transitioning Employees); provided, however, that the foregoing shall not prohibit

                       STARBURST ASSET PURCHASE AGREEMENT

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

any Seller from employing any individual who has received notice of termination from, or ceased to be employed by, Purchaser or any Control Affiliate thereof prior to the first time such individual discussed, directly or with any representative, employment with Sellers; and provided, further, that the foregoing shall not prohibit Sellers from soliciting any individual in connection with a general solicitation, through customary means such as use of advertisements, search firms, employment listings services and company postings on websites and other places, not directed primarily or specifically at any employee of Purchaser or any of its subsidiaries.

            (c) Purchaser and Sellers represent that they are each fully aware of their respective obligations hereunder, and acknowledge that the limitations of length of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (i) Purchaser and Sellers are engaged in and their employees are employed in a highly competitive industry,
(ii) Seller's employees (including the Transitioning Employees) have unique access to, and will continue to have access to, the trade secrets and know-how of Sellers (in the case of Seller's remaining employees) or of the Sniffer Business (in the case of the Transitioning Employees), including key employee information, plans and strategy (and, in particular, the competitive strategy) of Sellers or the Sniffer Business, as applicable, (iii) in the event an employee's employment with Seller or Purchaser is terminated, said employee would be able to obtain suitable and satisfactory employment without violation of this Agreement, and (iv) this Agreement provides no more protection than is necessary to protect Seller's interests in its goodwill, trade secrets and confidential information.

      8.13 Antitrust Regulatory Filings. As soon as reasonably practicable following the execution of this Agreement (and in any event no later than fifteen (15) days following the date of this Agreement with respect to the filing as required by the HSR Act), NAI and Purchaser each shall file with the FTC and the DOJ Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, if applicable, as well as comparable notification forms required by the antitrust notification or control laws and regulations of any other applicable jurisdiction as the parties agree are reasonably necessary. NAI and Purchaser each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or antitrust control authorities of any other jurisdiction and which the parties may reasonably deem appropriate. Each of NAI and Purchaser will notify the other promptly upon the receipt of (i) any comments from any officials of the FTC or the DOJ in connection with any filings made pursuant hereto and (ii) any request by any officials of the FTC or the DOJ for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any legal requirements, including the requirements of the HSR Act. Each of NAI and Purchaser shall give the other party prompt notice of the commencement or known threat of commencement of any proceeding by or before any Governmental Entity with respect to the transactions contemplated by this Agreement, keep the other party informed as to the status of any such proceeding or threat, and in connection with any such proceeding, each of NAI or Purchaser will permit authorized representatives of the other party to be present at each meeting or conference relating to any such proceeding and to have access to and be consulted in connection with any

                       STARBURST ASSET PURCHASE AGREEMENT
document, opinion or proposal made or submitted to any Governmental Entity in connection with any such proceeding. Notwithstanding anything herein to the contrary, nothing in this Agreement will be deemed to require Purchaser to agree to, or permit the Sellers to agree to, any divestiture (including through a licensing arrangement) of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock in order to obtain any of the governmental approvals required to consummate the Acquisition.

      8.14  Tax Matters.

            (a)   Tax Return Filing; Audit Responsibilities; Cooperation.

                  (i) Except as set forth in Section 8.14(a)(ii) below, Purchaser shall control and be responsible for the filing of all Tax Returns required to be filed with respect to the use or ownership of the Acquired Assets after the Closing Date. All such Tax Returns shall be completed in accordance with applicable law. Purchaser shall make all payments required with respect to any such Tax Return.

                  (ii) NAI shall control and be responsible for the preparation and filing of all Tax Returns required to be filed with respect to the use or ownership of the Acquired Assets after the Closing Date that are either (x) Tax Returns involving a combined, consolidated, unitary or similar group that includes NAI, another Seller or any Affiliate thereof, or (y) do not relate to the use or ownership of the Acquired Assets during any Post-Closing Period. All such Tax Returns shall be completed in accordance with applicable law. Sellers shall make all payments required with respect to any such Tax Return.

                  (iii) In the event that any Seller or the Purchaser is liable under this Agreement for any Taxes paid by the other party with respect to any Tax Return, prompt reimbursement shall be made.

                  (iv) Any net refunds and credits attributable to the payment of Pre-Closing Period Taxes shall be for the account of NAI. Any net refunds and credits attributable to the payment of Post-Closing Period Taxes shall be for the account of Purchaser.

            (b) Cooperation. To the extent relevant to the Acquired Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and
(ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Return, or the conduct of any audit or examination, or other proceeding relating to Taxes for so long as the applicable statute of limitations has not expired.

      8.15  Patent Matters.

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

            (a) If at any time prior to the fifth (5th) anniversary of the Closing Date the representation and warranty of Sellers set forth in Section 5.8(c) would not have been true and correct as of the Closing Date, including with respect to a Patent issued to a Seller following the Closing Date, such Patent shall, on request from Purchaser, be deemed to be a Licensed Patent as of the Closing Date. The foregoing shall be Purchaser's sole and exclusive remedy for any breach of the representation and warranty of Sellers set forth in
Section 5.8(c).

            (b) Each Seller covenants and agrees that at no time prior to the fifth anniversary of the Closing Date will it (or its subsidiary, or permitted successor or assign to its license under Section 3.2(a)) bring or assert against Purchaser, its Control Affiliates or any of their respective successors or assigns with respect to the Business, a claim or suit under any Patent acquired by a Seller (or its subsidiary or permitted successor or assign to its license under Section 3.2(a)) from a third Person after the Closing Date if such Patent (assuming that it was held by Seller as of the Closing Date) would have been infringed by a Sniffer Product as of the Closing or the Business as of the Closing.

            (c) Purchaser covenants and agrees that at no time prior to the fifth anniversary of the Closing Date will it (or its subsidiary or permitted successor or assign with respect to its license under Section 3.1(a)) bring or assert against a Seller, its Control Affiliates or any of their respective successors or assigns with respect to the Retained Business, a claim or suit under any Patent acquired by Purchaser (or its subsidiary or permitted successor or assign with respect to its license under Section 3.1(a)) from a third Person after the Closing Date if such Patent (assuming that it was held by Purchaser as of the Closing Date) would have been infringed by a product or service of the Retained Business as of the Closing or the Retained Business as of the Closing.

      8.16 Indian Asset De-Bonding. If mutually agreed by Purchaser and Sellers as necessary or advisable to complete the transfer of the Indian Lab Equipment at the Second Closing, NAI India will promptly after the date hereof begin the process and shall take all necessary actions to "de-bond" the assets held by it which comprise the Indian Lab Equipment in accordance with applicable Indian law. Notwithstanding Section 2.8 hereof, Purchaser shall be responsible for and shall promptly pay and discharge all customs, fees and duties required to obtain such de-bonding.

      8.17. Certain Contracts

            (a) With respect to any Transferred Contract that is a Shared Contract, Sellers agree to perform those obligations of Sellers thereunder that relate to the Retained Business in accordance with the terms of such Transferred Contract for the term thereof, but solely to the extent that (i) such Seller obligations cannot be performed by Purchaser because they are personal to Sellers or relate to the Retained Business, and (ii) the failure of Sellers to perform such obligations would constitute a breach by Purchaser of such Transferred Contract or would otherwise adversely affect Purchaser's rights thereunder. To the extent that Sellers perform any such obligations, Purchaser agrees to provide Sellers the benefits of such Transferred Contract to the extent such benefits are related to such performance.

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

            (b) With respect to the Assigned Lease for Sellers' facility located at 5252 N. Edgewood Drive, Provo, Utah, a true and correct copy of which has been provided to Purchaser, Sellers agree to renew such Assigned Lease in accordance with the terms thereof on or prior to April 24, 2004 for an additional twelve (12) month term.

      8.18. Source Code Escrow. Within ten (10) days of the Closing Date, Sellers shall cause D.S.I. Technology Services to assign to Purchaser (or its designee) all of Sellers' rights under the Sniffer source code escrow account holding certain Sniffer Product source code for the benefit of certain customers of the Business.

                                   ARTICLE IX

                          CONDITIONS TO THE ACQUISITION

      9.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition (other than with respect to the Indian Lab Equipment and the Indian Employees) and the transactions contemplated hereby to occur at the Closing shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

            (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition or restricting the conduct, use or operations of the Acquired Assets or the Business by Sellers or Purchaser shall be in effect; nor shall any proceeding brought by a U.S. federal Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition unlawful.

            (b) Antitrust Laws. Any applicable waiting period under the HSR Act and under any material and reasonably applicable foreign antitrust law relating to the transactions contemplated by this Agreement shall have expired or been terminated.

      9.2 Additional Conditions to Obligations of Sellers. The obligations of Sellers to consummate and effect the Acquisition (other than with respect to the Indian Lab Equipment and the Indian Employees) and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by NAI:

            (a) Representations, Warranties and Covenants. The representations and warranties of Purchaser in this Agreement shall be true and correct (without reference to any materiality qualifications contained in any Purchaser representation or warranty) on and as of the Closing Date as though such representations and warranties were made on and as of such time and except where the failure to be so true and correct, individually or in the aggregate, could not reasonably be

                       STARBURST ASSET PURCHASE AGREEMENT

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

expected to prevent or delay, in any material respect, the ability of Purchaser to perform its obligations under this Agreement and the other Operative Documents or to consummate the transactions contemplated hereby or thereby and Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

            (b) Compliance Certificate of Purchaser. Sellers shall have been provided with a certificate executed on behalf of Purchaser by an executive officer of Purchaser to the effect that, as of the Closing Date the conditions set forth in Section 9.2(a) have been duly satisfied (the "Purchaser Officer's Certificate").

            (c) Execution of the NAI License. Purchaser shall have executed a license with Sellers, in the form of a standard Sniffer end user license agreement providing that Purchaser grant to Sellers a perpetual, non-exclusive, royalty-free license to the Sniffer Products that are listed in Section 9.2(c) of the Seller Disclosure Schedule for the Sellers' internal use (with such license to include free enterprise-level support and maintenance for a period of one year from the Closing Date), and such license shall be in full legal effect as of and following the Closing Date.

            (d) Execution of Employee Services Agreement. Purchaser shall have executed the Employee Services Agreement substantially in the form attached hereto as Exhibit F.

            (e) Infinistream OEM Agreement. Purchaser shall have executed the Infinistream OEM Agreement substantially pursuant to the term sheet set forth as Exhibit G hereto.

      9.3 Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate and effect the Acquisition (other than with respect to the Indian Lab Equipment and the Indian Employees) and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

            (a) Representations, Warranties and Covenants. The representations and warranties of Sellers in this Agreement (other than Section 5.21) shall be true and correct (without reference to any Material Adverse Effect or other materiality qualifications contained in any Seller representation or warranty) on and as of the Closing Date as though such representations and warranties were made on and as of such time and except where the failure to be so true and correct, individually or in the aggregate, could not reasonably likely be expected to, prevent or delay, in any material respect, the ability of Sellers to perform their obligations under this Agreement and the other Operative Documents or to consummate the transactions contemplated hereby or thereby or result in a Material Adverse Effect and Sellers shall have performed and complied in all material aspects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date. The representation and warranty in the first sentence of Section
5.21 shall be true and correct on and as of the Closing Date as though such representation and warranty was made on and as of such time.

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

            (b) Compliance Certificates of Sellers. Purchaser shall have been provided with a certificate executed on behalf of Sellers by an executive officer of NAI that (i) states that, as of the Closing the conditions set forth in Section 9.3(a) have been duly satisfied, and (ii) sets forth in reasonable detail a calculation of Modified Working Capital as of close of business on the day immediately prior to the Closing Date (the "NAI Officer's Certificate").

            (c) Material Adverse Effect. There shall not have occurred any Material Adverse Effect on the Business.

            (d) Execution of Assignments. Sellers shall have delivered or caused to be delivered to Purchaser the assignments of the Transferred Intellectual Property Rights in a customary form mutually satisfactory to Purchaser and NAI, and such other instruments of conveyance and assignment as are reasonably necessary to transfer title to the Acquired Assets to Purchaser.

            (e) McAfee OEM Agreement. Sellers shall have executed the McAfee OEM Agreement substantially in the form attached hereto as Exhibit E.

            (f) Employee Services Agreement. NAI shall have executed the Employee Services Agreement substantially in the form attached hereto as Exhibit F.

            (g) Customer List. Sellers shall have delivered an updated Customer List (as defined in Section 5.20) as of the Closing Date.

                                   ARTICLE X

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

      10.1 Survival of Representations and Warranties. The representations and warranties of Sellers and Purchaser contained in this Agreement or in any certificate delivered pursuant to this Agreement will survive the Closing and continue in full force and effect until twelve (12) months after the Closing Date (other than (i) representations and warranties contained in Sections 5.5, 5.7(a) and 5.12, which shall survive the Closing until the expiration of the statute of limitations applicable to the matters addressed therein, and (ii) the representations and warranties contained in Section 5.8, which shall survive the Closing until the eighteen (18) month anniversary of the Closing Date). In addition, no claims will be allowed to be made by NAI or Purchaser under the provisions of this Article X with respect to any breach of a representation and warranty, unless notice of such claim shall have been made in respect thereof on or prior to 5:00 p.m. Pacific Time on the date the relevant survival period for such representation or warranty terminates as provided above. For the avoidance of doubt, any claim made prior to such date will be allowed to be made by NAI or Purchaser notwithstanding the subsequent expiration of the survival period for the applicable representation and warranty.

      10.2  Indemnification.

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            (a)   Indemnification by NAI. Subject to the qualifications and
limitations in this Article X, if the Closing is consummated, NAI shall indemnify and defend and hold Purchaser, its Control Affiliates, and their directors, officers, partners, employees, representatives and agents (collectively, the "Purchaser Indemnified Parties") harmless against and with respect to, any and all Damages asserted against, imposed upon or incurred by Purchaser Indemnified Parties as a result of any of the following:

                  (i) any inaccuracy or misrepresentation in, or breach of any representation or warranty of, Sellers in this Agreement or the Operative Documents or any breach of any covenant set forth in Section 7.1 of this Agreement, provided that (i) the sole and exclusive remedy for any such inaccuracy, misrepresentation or breach of the first sentence of Section 5.8(c) hereof as of the Closing Date shall be the operation of Section 8.15, and Purchaser Indemnified Parties shall not be entitled to indemnification under this Section 10.2(a) in respect thereof;

                  (ii) any failure by Sellers to carry out, perform, satisfy and discharge any of their covenants or agreements under this Agreement (other than Section 7.1 of this Agreement) or the Operative Documents (including the Transition Services Agreement);

                  (iii) any Excluded Liability or the matter set forth on
Section 10.2(g) of the Seller Disclosure Schedule; and

                  (iv)  any Permitted Liens described in clause (ii) or clause
(iii) of the definition thereof, except to the extent any such Permitted Lien relates to an Assumed Liability.

            (b) Indemnification by Purchaser. Subject to the qualifications and limitations in this Article X, if the Closing is consummated, Purchaser shall indemnify and defend and hold Sellers, Sellers' Control Affiliates and their directors, officers, employees, representatives and agents (collectively, the "Seller Indemnified Parties") harmless against and with respect to, any and all Damages asserted against, imposed upon or incurred by any Seller Indemnified Party as a result of any of the following:

                  (i) any inaccuracy or misrepresentation in, or breach of any representation or warranty of Purchaser in this Agreement or the other Operative Documents;

                  (ii) any failure by Purchaser to carry out, perform, satisfy and discharge any of its covenants or agreements under this Agreement or the Operative Documents (including the Transition Services Agreement);

                  (iii) any Assumed Liabilities;

                  (iv) any Damages arising out of or related to the inclusion or incorporation of the Business Financial Statements in a registration statement filed with the SEC including as a result of any omission or alleged omission of a material fact or arising out of any untrue statement or alleged untrue statement of a material fact included in such registration statement; and

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                  (v)   any liability or obligation with respect to the
Purchaser's use of the Acquired Assets or its conduct of the Business after the Closing Date.

            (c)   Limitation and Calculation of Damages.

                  (i) Notwithstanding any other provision in this Agreement to the contrary, any and all Damages for which indemnification is provided hereunder shall be (x) increased to take into account any net Taxes actually payable by the applicable Indemnified Parties attributable to the receipt of such payment (grossed up for such increase) and (y) reduced to take into account any net tax benefit actually realized by the applicable Indemnified Parties and their subsidiaries, as applicable, as a result of incurring such Damages or any insurance proceeds actually recovered in respect of such Damages (net of any cost of recovery or increased premiums resulting therefrom), each party agreeing to use reasonable efforts to recover all available insurance proceeds.

                  (ii) For purposes of Sections 10.2(a)(i) and 10.2(b)(i) hereof, all representations and warranties shall be deemed not qualified by any references therein to materiality or Material Adverse Effect for purposes of calculation of Damages.

            (d) Procedure for Indemnification. The procedure for indemnification shall be as follows:

                  (i) The party claiming indemnification (the "Claimant") shall, within thirty (30) days (or earlier, if necessary to timely answer a lawsuit) after its discovery of any potential claim for which indemnification is or may be provided and will or may be sought as provided in this Agreement (the "Claim"), give notice to the party from whom indemnification is sought ("Indemnitor") of its Claim, specifying in reasonable detail the factual basis for the Claim to the extent known and, to the extent known, the amount of the Claim. Notwithstanding the preceding sentence, the failure by Claimant to provide notice of any Claim within the period specified, or any delay in providing such notice, shall not affect or impair the obligations of Indemnitor hereunder, except and only to the extent that Indemnitor has been adversely affected by such failure or delay.

                  (ii) With respect to Claims between the parties, following receipt of notice from Claimant of a Claim, Indemnitor shall have forty-five
(45) days to make any investigation that Indemnitor deems necessary or desirable of the Claim. For purposes of this investigation, Claimant agrees to make available to Indemnitor and its authorized representatives the information relied upon by Claimant to substantiate the Claim. If Claimant and Indemnitor cannot agree as to the validity and amount of the Claim within the forty-five
(45) day period (or any mutually agreed upon extension thereof), Claimant shall arbitrate such dispute as contemplated in Section 10.2(i) herein, except to the extent otherwise permitted by the provisions of Section 10.2(i).

                  (iii) With respect to any Claim by a third Person as to which Claimant is entitled to indemnification hereunder, Indemnitor shall have the right, exercisable by written notice to Claimant within thirty (30) days after receipt of written notice from Claimant of the commencement or assertion of any such Claim, at its own expense, to accept full responsibility for

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such Claim and assume control of the defense of such Claim, and Claimant shall cooperate fully with Indemnitor, and have the right to participate with Indemnitor, with the right to reimbursement for actual out-of-pocket expenses incurred by Claimant as a result of any such request by the Indemnitor for Claimant's cooperation. If Indemnitor elects to assume control or otherwise participate in the defense of any third Person Claim, Indemnitor has the duty to diligently defend the Claim. If Indemnitor assumes such defense, Claimant shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Indemnitor, it being understood that the Indemnitor shall control such defense; provided, however, that Indemnitor shall bear the reasonable fees and expenses of such separate counsel if (i) representation of both parties would, in the reasonable opinion of counsel for Claimant, be inappropriate due to a conflict of interest, or (ii) Indemnitor shall not have employed counsel within a reasonable time after Claimant has given notice of a Claim in compliance with this Section 10.2(d). Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by Claimant for any period during which Indemnitor has not assumed the defense thereof. If Indemnitor does not elect to assume control of any third Person Claim within thirty (30) days of its receipt of notice of the Claim (or any extended period mutually agreed upon in writing by the parties) or after assuming control does not in good faith defend such third Person Claim, Claimant shall have the right to undertake the defense, compromise or settlement of the Claim for the account of Indemnitor. In no event shall Indemnitor be liable or otherwise have any obligation with respect to any settlement, compromise or determination of any Claim agreed to by Claimant without the prior written consent of Indemnitor (which consent will not be withheld unreasonably). The Indemnitor shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Claim, without the consent of any Claimant, but only if the Indemnitor shall (1) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement; (2) not encumber any of the assets of any Claimant or agree to any restriction or condition that would apply or adversely affect any Claimant or to the conduct of any Claimant's business; and (3) obtain, as a condition of any settlement or other resolution, a complete release of any Claimant potentially affected by such Claim.

                  (iv) The defending party shall have reasonable access to the books, records and personnel which are pertinent to the defense and which are in control of the other party. The parties agree to furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by the other party in connection with defending any third Person Claim.

            (e) Limitations and Conditions Applicable to Purchaser. The right of the Purchaser Indemnified Parties to obtain indemnification from NAI pursuant to Section 10.2(a) of this Agreement is subject to the following limitations:

                  (i) Purchaser Indemnified Parties shall not be entitled to indemnification from NAI pursuant to Section 10.2(a)(i) (x) with respect to any individual loss (i.e., those losses arising out of the same item or series of related items) giving rise to Damages of less than $50,000 and (y) until the aggregate Damages for which NAI is liable under Section 10.2(a)(i) exceed

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

$1,500,000, whereupon the Purchaser Indemnified Parties shall be entitled to indemnification by NAI for all such Damages in excess of the first $1,500,000 of Damages; provided that the provisions of this Section 10.2(e)(i) shall not apply with respect to all Claims arising from or relating to those matters referred to in Section 10.2(a)(ii), 10.2(a)(iii) or 10.2(a)(iv), with respect to the representations and warranties in Sections 5.5, 5.7(a) and 5.12 or with respect to any breach of Section 7.1 or the Transition Services Agreement.

                  (ii) NAI shall not be obligated to indemnify Purchaser Indemnified Parties for aggregate Damages under Section 10.2(a)(i) in excess of 10% of the Purchase Price. NAI shall not be obligated to indemnify Purchaser Indemnified Parties for aggregate Damages under this Agreement in respect of 10.2(a)(i) and (ii), including any Special Damages pursuant to Section 10.2(g) (subject to the limitations set forth therein), in excess of $200,000,000.

                  (iii) Purchaser Indemnified Parties shall not be entitled to recover duplicative Damages in respect of any Claim or otherwise obtain reimbursement or restitution more than once with respect to the same Damages or if such Purchaser Indemnified Party was previously indemnified in full for such breach.

            (f) Limitations and Conditions Applicable to Sellers. The right of Seller Indemnified Parties to obtain indemnification from Purchaser pursuant to
Section 10.2(b) of this Agreement is subject to the following limitations:

                  (i) Seller Indemnified Parties shall not be entitled to indemnification from Purchaser pursuant to Section 10.2(b)(i) (x) with respect to any individual loss (i.e., those losses arising out of the same item or series of related items) giving rise to Damages of less than $50,000 and (y) until the aggregate Damages and Special Damages for which Purchaser is liable under Section 10.2(b)(i) exceed $1,500,000, whereupon Seller Indemnified Parties shall be entitled to indemnification by Purchaser for all Damages in excess of the first $1,500,000 of Damages. For the avoidance of doubt, the foregoing limitation shall not apply with respect to all Claims arising from or relating to those matters referred to in Section 10.2(b)(ii), 10.2(b)(iii) or 10.2(b)(v).

                  (ii) Purchaser shall not be obligated to indemnify Seller Indemnified Parties for aggregate Damages under Section 10.2(b)(i) in excess of 10% of the Purchase Price. Purchaser shall not be obligated to indemnify any Seller Indemnified Parties for aggregate Damages under Section 10.2(b)(i) and
(ii), including any Special Damages pursuant to Section 10.2(h) (subject to the limitations set forth therein), in excess of $200,000,000.

                  (iii) Seller Indemnified Parties shall not be entitled to recover duplicative Damages in respect of any Claim or otherwise obtain reimbursement or restitution more than once with respect to the same Damages or if such Seller Indemnified Party was previously indemnified in full for such breach.

            (g)   Limitation on Special Damages.

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

                  (i) Except as provided in this Section 10.2(g), neither Purchaser nor any Seller shall be entitled to receive Special Damages in respect of any breach of representation, warranty or covenant in the Agreement or the other Operative Documents. For purposes of this Section 10.2(g), references to Purchaser and Seller shall be collective references, respectively, to all Purchaser Indemnified Parties and Seller Indemnified Parties.

                  (ii) In the case of the following breaches and subject to other provisions of this Section 10.2 (including Sections 10.2(c) and (d)), Damages shall include Special Damages (collectively, "Special Seller Breaches"):

                        (1)   If any Seller breaches the provisions of Section
2.9 (divestment), Article III (IP licenses) or Section 8.2 (confidentiality), Purchaser may claim Special Damages. Purchaser may also claim Special Damages with respect to the matter described in Section 10.2(g) of the Seller Disclosure Schedule. The aggregate of amount of Damages (including Special Damages) that Purchaser may recover in respect of all such breaches and the matter described in Section 10.2(g) of the Seller Disclosure Schedule shall not exceed $50,000,000; provided that Purchaser may recover Damages (including Special Damages) in an aggregate amount not to exceed $150,000,000 in respect of all such breaches to the extent that such Damages are incurred by Purchaser as a result of both (i) the knowing and intentional disregard by any Seller of Purchaser's material rights under Section 2.9, Article III and/or Section 8.2, as applicable, and (ii) following such disregard any Seller directly or indirectly (through the license or transfer of IP to any Affiliate or to others specifically for such purpose) intentionally and actively commercializes products in knowing violation of such material rights of Purchaser.

                        (2) If any Seller knowingly and intentionally disregards Purchaser's rights under Section 7.3 with respect to the preparation and delivery of the Business Financial Statements, delivery of related Seller management letters, access to Seller's financial records and cooperation with respect to issues or matters that may arise in connection with the Business Financial Statements, Purchaser may claim Special Damages in connection with such breaches, provided that the aggregate amount of Damages (including Special Damages) that Purchaser may recover in respect of all such breaches of Section
7.3 shall not exceed $25,000,000. For the avoidance of doubt, however, (x) Purchaser's ability to claim such damages shall be subject to the limitations of
Section 7.3(d), (y) no Seller shall be deemed to have breached Section 7.3 if it cannot, using commercially reasonable best efforts (at Purchaser's expense pursuant to reasonably satisfactory reimbursement arrangements), provide the requested cooperation, information, management letter, access, financial information, or other requested items and (z) no Seller shall be liable for any Special Damages that result from PWC's failure to reasonably cooperate with respect to such provisions.

                        (3) If any Seller knowingly and intentionally disregards Purchaser's rights under the Transition Services Agreement and refuses to provide material services to be provided by any Seller thereunder, Purchaser may claim Special Damages, provided that the aggregate amount of Damages (including Special Damages) that Purchaser may recover in respect of

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

all such breaches with respect to the Transaction Services Agreement shall not exceed $25,000,000. For the avoidance of doubt, however, (x) Purchaser shall not be entitled to Special Damages related to the quality of any services provided under the Transaction Services Agreement, (y) no Seller shall be deemed to have breached the Transition Services Agreement if the failure to deliver such services is due to a force majeure (as contemplated in the Transition Services Agreement) and (z) no Seller shall be liable for any Special Damages that result from Purchaser's failure to reasonably cooperate in connection with Sellers' provision of the services.

                  (iii) In the case of the following breaches and subject to other provisions of this Section 10.2 (including Sections 10.2(c) and (d)), Damages shall include Special Damages (collectively, "Special Purchaser Breaches"):

                        (1) If Purchaser breaches the representations and warranties of Article VI, Seller may claim Damages (including Special Damages) in respect of all such breaches. The aggregate amount of Damages (including Damages claimed under Section 10.2(b)(i)) that Seller may receive in respect of all such breaches shall not exceed $25,000,000.

                        (2) If Purchaser breaches the provisions of Article III (IP licenses) or Section 8.2 (confidentiality), Seller may claim Special Damages. The aggregate of amount of Damages (including Special Damages) that Seller may claim in respect of all such breaches shall not exceed $50,000,000, provided that Seller may recover Damages (including Special Damages) in an aggregate amount not to exceed $150,000,000 in respect of all such breaches to the extent that such Damages are incurred by Seller as a result of both (i) the knowing and intentional disregard by any Purchaser of Seller's material rights under Article III and/or Section 8.2, as applicable, and (ii) following such disregard Purchaser directly or indirectly (through the license or transfer of IP to Affiliates or to others specifically for such purpose) intentionally and actively commercializes products in knowing violation of such material rights of Seller.

            (h) Remedies Exclusive. After the Closing, as to any Claim with respect to the matters set forth in Sections 10.2(a)(i) and (ii) and 10.2(b)(i) and (ii), the indemnification remedies provided in this Section 10.2 shall be the exclusive monetary remedy therefor and shall preclude assertion by any party of any other rights or the seeking of any other monetary remedies against another party in connection therewith; provided, however, that nothing in this
Section 10.2(f)(iii) shall limit rights or remedies expressly provided for in this Agreement or any other Operative Document for fraud.

            (i) Mediation/Arbitration. If a party makes a good faith determination that a breach (or potential breach) of any of the confidentiality (Section 8.2), divestiture (Section 2.9) non-solicitation (Section 8.12), or intellectual property license provisions (Article III) of this Agreement by the other party may result in damages or consequences that will be immediate, severe, and incapable of adequate redress after the fact, so that a preliminary relief is necessary for a realistic and adequate remedy, that party may seek such preliminary relief without first seeking relief through arbitration. After the court has ruled on the request for such preliminary relief, the parties will

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

thereafter proceed with arbitration of the dispute and stay the litigation pending arbitration. Subject to the foregoing, any controversy involving a Claim by an indemnified party pursuant to this Article X shall be finally and exclusively settled by the mediation/arbitration provisions of Section 12.6 hereof; provided, however, that in regards to any Claim by a third Person as to which Claimant is entitled to indemnification, if such third Person has filed a complaint in court to make such Claim against an indemnified party pursuant to this Article X, such indemnified party may implead (without resort to mediation or arbitration) any of the other parties to this Agreement solely for the purpose of resolving the subject matter of the Claim initiated by the third Person and whether such Claim is subject to indemnification. Thereafter, any remaining dispute with respect to such Claim shall again be subject to the provision.

            (j) Tax Treatment. The Parties shall report any indemnification payment made pursuant to this Article X as a purchase price adjustment unless otherwise required by law.

                                   ARTICLE XI

                        TERMINATION, AMENDMENT AND WAIVER

      11.1 Termination. Except as provided below, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing Date:

            (a)   by mutual written consent of NAI and Purchaser; and

            (b) by Purchaser or NAI if: (i) the Closing has not occurred by August 31, 2004; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose failure or whose Affiliate's failure to perform any material covenant contained in Article VII or Article VIII hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition that would make consummation of the Acquisition illegal.

            (c) By Sellers, if prior to the Closing Date there shall have been a breach of any of the representations, warranties or covenants on the part of Purchaser contained in this Agreement which would constitute a failure to satisfy the condition set forth in Section 9.2(a) and which, in the case of a breach of a covenant, shall not have been cured within thirty (30) days following written notice thereof to Purchaser; or

            (d) By Purchasers, if prior to the Closing Date there shall have been a breach of any of the representations, warranties or covenant on the part of Sellers contained in this Agreement which would constitute a failure to satisfy the condition set forth in Section 9.3(a) and which, in the case of a breach of a covenant, shall not have been cured within thirty (30) days following written notice thereof to Sellers.

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      11.2  Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser or Sellers, or their respective officers, directors, stockholders or equity owners, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of this Article XI,
Article XII and Sections 8.2, 8.3 and 8.4 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

      11.3 Amendment. Subject to applicable law, the parties hereto may amend this Agreement at any time by execution of an instrument in writing signed by Purchaser and NAI (on behalf of all Sellers).

      11.4 Extension; Waiver. At any time prior to the Closing Date, NAI (on behalf of all Sellers) and Purchaser, as applicable may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of NAI and Purchaser, as applicable, with respect to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE XII

                               GENERAL PROVISIONS

      12.1 Notices. All notices, requests, demands, waivers and other communications required or permitted hereunder shall be in writing and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if mailed by first class registered or certified mail, return receipt requested, postage prepaid, (b) upon delivery, if delivered by hand, by recognized expedited delivery service, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or
(d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class registered or certified mail, return receipt requested, postage prepaid. Notices shall be addressed to the address set forth below (or at such other address as a party may designate by notice to the other party pursuant to the provisions above):

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

            (a)   if to Seller, to:

                        Networks Associates, Inc.
                        5000 Headquarters Drive
                        Mail Stop 1S 271
                        Plano, Texas 75924
                        Attention: Executive Vice President and General Counsel Facsimile No.: (972) 987-2796

                  with copies to:

                        Wilson Sonsini Goodrich & Rosati, P.C.
                        650 Page Mill Road
                        Palo Alto, California 94304-1050
                        Attention: Kurt J. Berney, Esq.
                        Facsimile No.: (650) 493-6811

                  and

                        Networks Associates, Inc.
                        3965 Freedom Circle
                        Santa Clara, California 95054
                        Attention: Executive Vice President for Business
                                   Development and Strategic Research
                        Facsimile No.: (408) 346-5315

            (b)   if to Purchaser, to:

                        Starburst Technology Holdings Inc.
                        c/o Texas Pacific Group
                        345 California Street, Suite 3300
                        San Francisco, California 94104
                        Attention: Gene Frantz
                        Facsimile No.: (415) 743-1501

                  and

                        Starburst Technology Holdings Inc.
                        c/o Silver Lake Partners
                        2750 Sand Hill Road
                        Menlo Park, California 94025
                        Attention: Ken Hao
                        Facsimile No.: (650) 233-8125

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

                  with copies to:

                        Simpson Thacher & Bartlett LLP
                        3330 Hillview Avenue
                        Palo Alto, California 94304
                        Attention: Richard Capelouto, Esq.
                        Facsimile No.: (650) 251-5002

      12.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      12.3 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      12.4 Entire Agreement; Assignment. This Agreement, the schedules and exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) except with respect to the rights of Purchaser Indemnified Parties and Seller Indemnified Parties hereunder, are not intended to confer upon any other Person any rights or remedies hereunder; and
(c) shall not be assigned by operation of law or otherwise, without the prior written consent of NAI and Purchaser, provided that (i) Purchaser may assign such of its rights and delegate such of its obligations hereunder, in whole or in part to one or more Control Affiliates, to its lenders as collateral security, and in connection with a sale of substantially all of the Business,
(ii) Purchaser may assign all of its (and its Control Affiliates') rights and obligations pursuant to Section 3.1 and 3.2 to one or more Control Affiliates of Purchaser at the Closing (with such subsidiary subject to the provisions of Section 3.1 and 3.2), and (iii) Purchaser and Sellers may assign their rights in the Licensed Patents and Licensed Back Patents as provided in, provided that the assignee expressly assumes the applicable license in, Sections 3.1 and 3.2. Any purported assignment in violation of the foregoing shall be null and void ab initio and of no force or effect.

      12.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to negotiate in good faith to modify this Agreement to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

                       STARBURST ASSET PURCHASE AGREEMENT

      12.6 Governing Law; Mediation/Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to the provisions of Article X with respect to indemnification in respect of any Claim, any claim or dispute arising out of or related to this Agreement, the interpretation, making performance, breach or termination thereof, shall be first, sent to non-binding mediation among the parties, and second, failing a final resolution in mediation, finally and exclusively settled by binding arbitration, with such mediation or arbitration to be governed as follows: (i) mediation or arbitration shall be held in Santa Clara, California; (ii) such mediation or arbitration shall be made in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS effective as of the date hereof, subject to the Optional Arbitration Appeal Procedure of JAMS effective as of the date hereof; (iii) judgment upon the award rendered by the mediator or arbitrator may be entered in any court having jurisdiction thereof, (iv) such mediation or arbitration shall be conducted by a mediator/arbitrator chosen by mutual agreement of Purchaser and NAI within forty-five (45) days of failing to reach resolution in mediation, failing such agreement in the case of an arbitration within an additional forty-five (45) days thereof, the arbitration shall be conducted by three independent arbitrators, one of whom shall be chosen by the Purchaser, one of whom shall be chosen by NAI, and such two arbitrators shall mutually select a third arbitrator, with any decision of two such arbitrators shall be binding on Purchaser and NAI, subject to the Optional Arbitration Appeal Procedure of JAMS effective as of the date hereof; (v) the mediator/arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted under California substantive law to resolve a dispute; (vi) judgment on the award rendered by the mediator/arbitrator(s) may be entered in any court having jurisdiction thereof; (vii) each party shall pay its own costs and expenses (including counsel fees) of any such mediation or arbitration except that the arbitrator(s) can compel one party to pay all or a portion of the other party's costs and expenses; (viii) the parties agree that, any provision of applicable law notwithstanding, they will not request, and the mediator/arbitrator(s) shall have no authority to award any Special Damages other than as expressly allowed under this Agreement; and (ix) the parties hereto expressly waive all rights whatsoever to file an appeal against or otherwise to challenge any award by the mediator/arbitrator(s) hereunder, other than an appeal under the Optional Arbitration Appeal Procedure of JAMS effective as of the date hereof, provided that the foregoing shall not limit the rights of either party to bring a proceeding in any applicable jurisdiction to conform, enforce or enter judgment upon such award (and the rights of the other party, if such proceeding is brought, to contest such confirmation, enforcement or entry of judgment) (for purposes of this Agreement, the mediation/arbitration rules described above in sections (i) through (ix) above shall be the "Mediation/Arbitration Rules"). Notwithstanding the foregoing, (a) a party to this Agreement may seek judicial intervention for preliminary or permanent relief to the extent such relief consists of an order to compel performance by a third party or other equitable relief binding a third party, and (b) in the event of one of the parties to this Agreement files for bankruptcy protection, either party may seek to protect its rights under this Agreement in the appropriate court to the extent that, as a consequence of such bankruptcy filing, such party's rights cannot be adjudicated by the arbitration provided in this Section 12.6.

                       STARBURST ASSET PURCHASE AGREEMENT

      12.7 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      12.8 Successors. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs and assigns.

      12.9 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to cause consummation of the transactions contemplated by this Agreement, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents and agrees that an arbitrator appointed pursuant to Section 12.6 may issue an order to compel performance of such party's obligations and to the granting of the remedy of specific performance of its obligations hereunder, and that such order may be enforced by a court of competent jurisdiction in the state of California.

                       STARBURST ASSET PURCHASE AGREEMENT

      IN WITNESS WHEREOF, Purchaser and each of the Sellers have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

                        PURCHASER:

                        STARBURST TECHNOLOGY HOLDINGS INC., a
                        Delaware corporation

                        By: /s/ Gene Frantz
                            --------------------------------------
                             Name:
                             Title:
                             Address:

                        SELLERS:

                        NETWORKS ASSOCIATES, INC., a Delaware corporation

                        By: /s/ Stephen Richards
                            --------------------------------------
                             Name:
                             Title:
                             Address:

                        NETWORK ASSOCIATES TECHNOLOGY, INC., a
                        Delaware corporation

                        By: /s/ Stephen Richards
                            --------------------------------------
                             Name:
                             Title:
                             Address:

                        NETWORK ASSOCIATES INTERNATIONAL BV, a Netherlands corporation

                        By: /s/ Stephen Richards
                            --------------------------------------

                       STARBURST ASSET PURCHASE AGREEMENT

                             Name:
                             Title:
                             Address:

                        NETWORK ASSOCIATES (INDIA) PRIVATE LIMITED, an Indian private limited company

                        By: /s/ Stephen Richards
                            --------------------------------------
                             Name:
                             Title:
                             Address:

                        NETWORK ASSOCIATES JAPAN CO. LTD., a
                        Japanese corporation

                        By: /s/ Stephen Richards
                            --------------------------------------
                             Name:
                             Title:
                             Address:

                       STARBURST ASSET PURCHASE AGREEMENT

                                    EXHIBITS

         The following exhibits listed below shall be supplementally provided upon request by the SEC:

         Exhibit A           Asset Schedule

         Exhibit B           Seller Disclosure Schedule

         Exhibit C           Form of Joint Letter to Sniffer Customers

         Exhibit D           Transition Services Agreement

         Exhibit E           McAfee OEM Agreement

         Exhibit F           Services Agreement

         Exhibit G           Infinistream OEM Term Sheet